Exhibit 2.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MPSI HOLDINGS, LLC,

MANDEL PROPERTY SERVICES, LLC,

and

COTTONWOOD RESIDENTIAL O.P., LP

dated
September 2, 2026

TABLE OF CONTENTS
Page
1.1    Certain Definitions    2
1.2    Construction    2
ARTICLE II PURCHASE AND SALE; CLOSING    2
2.1    Transfer of Membership Interests    2
2.2    Purchase Price    2
2.3    Withholding    2
2.4    Tax Treatment    3
2.5    Incentive Payments    3
ARTICLE III PURCHASE PRICE ADJUSTMENT    3
3.1    Estimated Net AR/AP Amount Adjustment Procedures    3
3.2    Post-Closing Net AR/AP Amount Adjustment    4
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MANDEL    6
4.1    Authority; Enforceability    6
4.2    Consents; Absence of Conflicts    6
4.3    Pre-Closing Reorganization    7
4.4    Brokers’ Fees    7
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND MPSI    7
5.1    Consents; Absence of Conflicts    7
5.2    Organization; Good Standing    8
5.3    Foreign Qualification    8
5.4    Capitalization; Subsidiaries    8
5.5    Absence of Changes    9
5.6    Affiliate Transactions    9
5.7    Real Property    9
5.8    Leases    9
5.9    Permits    9
5.10    Material Contracts    10
5.11    Intellectual Property    12
5.12    Accounts Receivable and Accounts Payable    12
5.13    Brokers’ Fees and Expenses    12
5.14    Financial Statements    12
5.15    No Undisclosed Liabilities    13
5.16    Compliance with Law    13
5.17    Taxes    13
5.18    Litigation    15
5.19    Employees and Employee Relations    15
5.20    Employee Benefit Matters    16
i

5.21    Property Management Business and Licenses    19
5.22    Bank Accounts    19
5.23    Insurance    19
5.24    Books and Records    20
5.25    Environmental Matters    20
5.26    Data Privacy and Cybersecurity    20
5.27    Government Programs    21
5.28    Client Relationships    21
5.29    Anti-Money Laundering; OFAC    21
5.30    No Other Representations and Warranties; Non-Reliance    21
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER    22
6.1    Authority; Enforceability    22
6.2    Absence of Conflicts    22
6.3    Organization    23
6.4    Sufficient Funds    23
6.5    No Litigation    23
6.6    Brokers’ Fees    23
6.7    No Other Representations and Warranties; Non-Reliance    23
ARTICLE VII COVENANTS    25
7.1    Conduct of the Business    25
7.2    Access to Information    27
7.3    Efforts to Close; Third‑Party Consents    27
7.4    Notification of Certain Matters    28
7.5    Personnel    29
7.6    Cost Sharing and Transition Services Agreement    30
7.7    Form of Third‑Party Managed Contracts    30
7.8    Non‑Solicitation; No‑Hire    31
7.9    Confidentiality; Buyer Materials    31
7.10    Exclusivity    31
7.11    Publicity    32
7.12    Tax Matters    32
7.13    Cooperation on Tax Matters    35
7.14    Books and Records    35
7.15    Further Assurances    35
7.16    Indemnification of Officers and Directors of MPSI    36
ARTICLE VIII CLOSING; CLOSING DELIVERIES; CONDITIONS PRECEDENT    37
8.1    Closing    37
8.2    Seller’s Deliveries    37
8.3    Buyer’s Deliveries    37
8.4    Conditions Precedent    38
ii

ARTICLE IX INDEMNIFICATION    39
9.1    Indemnification by Seller and Mandel    39
9.2    Indemnification by Buyer    40
9.3    Limitations    40
9.4    Claim Procedures    41
9.5    Calculation, Timing, Manner and Characterization of Indemnification Payments    42
9.6    Recovery    43
9.7    Reliance    43
9.8    Control of Third-Party Claims    43
9.9    Exclusive Remedy    45
ARTICLE X TERMINATION    45
10.1    Termination Events    45
10.2    Effect of Termination    45
ARTICLE XI MISCELLANEOUS    46
11.1    Assignment    46
11.2    Notices    46
11.3    Choice of Law    47
11.4    Consent to Jurisdiction; Waiver of Jury Trial    47
11.5    Waiver of Compliance; Consents    48
11.6    Expenses    48
11.7    Completion of Schedules    48
11.8    Severability    49
11.9    Third‑Party Beneficiaries    49
11.10    Specific Performance    49
11.11    Counterparts    50
11.12    Entire Agreement; Amendments    50
11.13    No Recourse; Release    50

Exhibits
Exhibit A — Defined Terms
Exhibit B — Accounting Principles
Exhibit C — Purchase Price Allocation

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of September 2, 2026, by and among MPSI Holdings, Inc., a Wisconsin corporation (“Seller”), Cottonwood Residential O.P., LP, a Delaware limited partnership (“Buyer”), and Mandel Property Services, Inc., a Wisconsin corporation and to be known as Mandel Property Services, LLC, a Wisconsin limited liability company (both before and after its conversion to a limited liability company, “MPSI”), and, solely with respect to Article IV, Section7.8 and Article IX, Barry R. Mandel, an individual (“Mandel”). Each of Seller, MPSI and Buyer are sometimes referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, MPSI is engaged in the business of providing property management services pursuant to: (a) management contracts with properties that Buyer will acquire as part of a broader transaction with Mandel Group, Inc. pursuant to those certain acquisition agreements to be entered into concurrently with the execution and delivery of this Agreement by certain Affiliates directly or indirectly controlled and managed by Mandel with Buyer and certain of its Affiliates (collectively, the “PropCo Acquisition Agreements”) (such contracts, the “Acquired Property Contracts”); and (b) management contracts with respect to properties not intended to be owned or controlled by Buyer following the Closing (as defined herein) as set forth on Schedule 1 (the “Third‑Party Managed Contracts” and, together with the Acquired Property Contracts, the “Management Contracts”). The business of MPSI as conducted under the Management Contracts is referred to herein as the “Management Business”;
WHEREAS, on or before the Closing, Mandel will cause Seller and MPSI to enter into a restructuring transaction intended to be a reorganization within the meaning of Section 368(a)(1)(F) of the Code whereby (a) Mandel will contribute all of the issued and outstanding capital stock of MPSI to Seller, (b) Seller will elect to treat MPSI as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code (“QSSS”) and Seller, in accordance with Revenue Ruling 2008-18, will be treated as a validly electing “S corporation” within the meaning of Section 1362 of the Code (clauses (a) and (b) together, the “Pre‑Closing Reorganization”), and (c) at least one day following the contribution and effective date of the election to treat MPSI as a QSSS of Seller described in clause (b) above and prior to the Closing, MPSI will convert into a Wisconsin limited liability company (this clause (c), the “Conversion”), resulting in MPSI being treated as a disregarded entity for federal income tax purposes and Seller owning one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) of MPSI; and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, on a cash‑free, Debt‑free basis, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions. Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Exhibit A.
1.2    Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation;” (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
PURCHASE AND SALE; CLOSING
2.1    Transfer of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase, assume and accept from Seller, all right, title and interest in and to the Membership Interests, free and clear of all Liens (other than Permitted Liens and restrictions arising under applicable securities Laws), in exchange for the Purchase Price.
2.2    Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Membership Interests at the Closing will be cash in the amount of $4,645,648 (the “Base Cash Consideration”), plus the Estimated Closing Net AR/AP Amount, if positive, or less the Estimated Closing Net AR/AP Amount, if negative (such resulting amount, the “Closing Cash Consideration”). The Membership Interests will be conveyed on a cash‑free, Debt‑free basis, and each Party will pay its own transaction costs. The Closing Cash Consideration is subject to further adjustment as set forth in Section 3.2 (as adjusted, the “Purchase Price”).

2.3    Withholding. The Parties, and any of their agents, as applicable, shall be entitled to deduct and withhold from the Purchase Price and any other amounts otherwise payable pursuant to this Agreement to any other Party such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law; provided that each Party agrees that it shall not deduct or withhold any amounts payable pursuant to this Agreement so long as Seller delivers to Buyer a validly executed and correctly completed Internal Revenue Service Form W-9 on or prior to the Closing Date. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made for purposes of this Agreement.
2.4    Tax Treatment. The Parties agree that the transactions contemplated by this Agreement are intended to be treated for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes) as follows: (a) the Pre-Closing Reorganization will be reported as a “reorganization” under Section 368(a)(1)(F) of the Code and Rev. Rul. 2008-18, Situation 1; (b) the Conversion will be treated as a disregarded transaction for U.S. federal income tax purposes; and (c) the purchase and sale of the Membership Interests pursuant to this Agreement will be treated as a sale of all of the assets of MPSI by Seller to Buyer (collectively, the “Intended Tax Treatment”). The Parties shall prepare and file all applicable Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position with the Intended Tax Treatment absent a Final Determination.
2.5    Incentive Payments. Notwithstanding anything in this Agreement to the contrary, if any management contracts with respect to (a) each of the properties currently under development set forth on Schedule 2.5, and (b) any properties developed by Mandel or his Affiliates for third parties on a fee basis and identified within three (3) years following the date of this Agreement (such contracts, the “Development Property Contracts”) become Third-Party Managed Contracts of MPSI or any of its successors or assigns or any other Affiliate of Buyer (including, Cottonwood Capital Management, Inc., a Delaware corporation), Buyer shall pay to Seller an amount in cash equal to the Aggregate Stabilized Annual Property Management Fee (as defined below) under such Development Property Contract (any such payment, an “Incentive Payment”); provided that such Third-Party Managed Contract has a term of at least one year after Stabilization (as defined below). Any Incentive Payment shall be paid by Buyer not later than fifteen (15) Business Days after the date that the property related to such Third-Party Managed Contract reaches at least 90% physical occupancy for three consecutive months (“Stabilization”). Such amount shall be paid by wire transfer of immediately available funds to an account or accounts specified by Seller. Any Incentive Payments made under this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Laws following a Final Determination. As used herein, “Aggregate Stabilized Annual Property Management Fee” means the property management fee payable for a 12-month period assuming a 90% occupancy rate during the period. From and after the Closing, additional management contracts shall constitute Development Property Contracts subject to this Section 2.5 as Mandel and Seller may mutually agree in writing.

ARTICLE III
PURCHASE PRICE ADJUSTMENT
3.1    Estimated Net AR/AP Amount Adjustment Procedures. At least five (5) Business Days prior to the Closing Date, Seller will prepare and deliver, or cause to be prepared and delivered, to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Closing Net AR/AP Amount (the “Estimated Closing Net AR/AP Amount”), together with reasonably detailed supporting documentation, which shall be prepared in accordance with the Accounting Principles applied on a basis consistent with MPSI’s historical practice; provided that Seller shall consider in good faith any comments or objections reasonably made by Buyer to the Estimated Closing Statement and, if applicable, the Estimated Closing Net AR/AP Amount shall be adjusted to reflect any such comments or objections that are mutually agreed to between Buyer and Seller; provided further, however, that, if Buyer and Seller are unable to resolve any differences prior to the Closing, the Estimated Closing Net AR/AP Amount as reflected in the Estimated Closing Statement shall be used. Each Party shall provide to each other Party such data and information as such other Party may reasonably request in connection with the preparation of the Estimated Closing Statement.
3.2    Post-Closing Net AR/AP Amount Adjustment.
(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of the Closing Net AR/AP Amount (including, the difference between (i) the Closing Net AR/AP Amount, and (ii) the Estimated Closing Net AR/AP Amount (such difference, which may be a positive or a negative amount, the “Net Adjustment Amount”)); provided, that if Buyer does not deliver the Closing Statement within such ninety (90)-day period, then the Estimated Closing Statement shall be deemed to be the Closing Statement. Each Party shall provide to each other Party such data and information as such other Party may reasonably request in connection with the preparation and review of the Closing Statement.
(b)    The Closing Statement shall become final and binding upon the Parties upon the earlier of the date that is (i) forty-five (45) days after receipt thereof by Seller, or (ii) after the expiration of the ninety (90)-day period specified in Section 3.2(a) in the event Buyer does not deliver a Closing Statement within such period (the “Final Settlement Date”) unless Seller delivers written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date; provided, however, that if Buyer does not provide any reasonably requested data and information within five (5) days of request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period shall be extended by one (1) day for each additional day required for Buyer to fully respond to such request. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If any Notice of Disagreement is timely delivered by Seller, then the Closing Statement (as revised in accordance with Section 3.2(c), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing

Statement, and (B) the date upon which the Final Statement is Finally Determined pursuant to Section 3.2(c).
(c)    During the first fifteen (15) days after the date upon which Buyer receives a Notice of Disagreement (or such longer period as Buyer and Seller may mutually agree) (such period, the “Review Period”), the Parties shall use commercially reasonable efforts to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement, and all such discussions related thereto shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If at the end of such Review Period the Parties have not reached agreement with respect to all matters specified in the Notice of Disagreement, then Seller and Buyer shall submit to (i) Baker Tilly US, LLP, Milwaukee, Wisconsin, or (ii) if Baker Tilly US, LLP, Milwaukee, Wisconsin, is unable or unwilling to serve, a nationally recognized independent public accounting firm mutually acceptable to Seller and Buyer who is not the independent auditor of Seller, Buyer or their respective Affiliates (provided that if Seller and Buyer are unable to agree on such firm within ten (10) days after Baker Tilly US, LLP, informs Seller and Buyer it is unable or unwilling to serve, then, within an additional five days, Seller and Buyer shall each select one firm and those two firms shall, within five days after their selection, select a third such firm) (Baker Tilly US, LLP, or the firm selected in accordance with clause (ii), the “Accounting Firm”), who shall act as an expert and not as an arbitrator, for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. The Parties agree to use their good faith efforts to hold their first meeting with the Accounting Firm within fifteen (15) days after submitting any matters which remain in dispute and which were properly included in any Notice of Disagreement to the Accounting Firm pursuant to this Section 3.2(c). The discussions with the Accounting Firm shall be conducted on a confidential basis and shall be completed within thirty (30) days after the date on which they are initiated (or such longer period as the Parties may mutually agree). Seller and Buyer shall instruct the Accounting Firm to make a final determination of the items included in the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Seller and Buyer shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer in the Closing Statement or by Seller in the Notice of Disagreement, or less than the smallest value for such item assigned by Buyer in the Closing Statement or by Seller in the Notice of Disagreement. Seller and Buyer shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on written submissions (which written submissions shall be limited to the remaining items in dispute set forth in the Notice of Disagreement) submitted by each of Seller and Buyer (which the Accounting Firm shall forward to Seller and Buyer, as applicable), and such written submissions shall be in accordance with the guidelines and procedures set forth in this Agreement. All submissions to the Accounting Firm shall be exchanged simultaneously, no Party shall engage in any ex parte communications with the Accounting Firm, and each Party shall have a reasonable opportunity to respond to any new information submitted by the other Party. The Accounting Firm shall deliver a written determination setting forth in reasonable detail its resolution of each disputed item. Absent fraud or manifest error, the Closing Statement and the resulting Final Determination of the Closing Net AR/AP Amount shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to Seller and Buyer (which final resolution shall be requested by Seller and Buyer to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be appealable. The fees and expenses of the Accounting Firm pursuant to this Section 3.2(c) shall be borne in inverse proportion to which the Parties prevail with respect to any disputed amounts in the calculation of the Closing Net AR/AP Amount. The term “Final Statement” shall mean (A) the Closing Statement delivered pursuant to Section 3.2(a), as subsequently adjusted, if applicable, pursuant to this Section 3.2(c), or (B) if the Closing Statement is not delivered within the period specified in Section 3.2(a), the Estimated Closing Statement.
(d)    The Parties agree that the procedures set forth in this Section 3.2 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit Buyer or Seller from instituting litigation to enforce any final determination by the Accounting Firm pursuant to this Section 3.2, or to compel any Party to submit any dispute arising in connection with this Section 3.2 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 3.2, in any court or other tribunal of competent jurisdiction in accordance with Sections 11.3 and 11.4. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any final determination by the Accounting Firm proceed in an expeditious manner; provided that any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and Seller, and the Parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 3.2.
(e)    If the Net Adjustment Amount (as Finally Determined in the Final Statement in accordance with Section 3.2(c)) is positive, then Buyer shall pay to Seller such amount. If the Net Adjustment Amount is negative, then Seller shall pay to Buyer such amount. The Net Adjustment Amount shall be paid by Seller or Buyer, as the case may be, not later than five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer or Seller, as the case may be. For the avoidance of doubt, any Net Adjustment Amount received shall be the sole and exclusive remedy of such Party with respect to the Closing Statement, and in no event shall such Party be entitled to seek any additional compensation, indemnification or other form of recovery with respect to the Purchase Price or any representations or warranties with respect to this Section 3.2.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MANDEL
Mandel hereby represents and warrants to Buyer that the representations and warranties set forth in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date and acknowledges that Buyer is relying on the following representations and warranties in entering into this Agreement.

4.1    Authority; Enforceability. Mandel has all requisite power, authority and legal capacity to execute and deliver each Transaction Document to which Mandel is a party and to perform Mandel’s obligations thereunder. Each Transaction Document to which Mandel is a party has been duly and validly executed and delivered by Mandel and constitutes the legal, valid and binding obligation of Mandel, enforceable against Mandel, in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”) assuming in each case that such Transaction Document has been duly executed and delivered by each other party (other than Seller) to such Transaction Document.
4.2    Consents; Absence of Conflicts. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement or any other Transaction Document by Mandel, nor the consummation of the transactions contemplated hereby or thereby or compliance by Mandel with any of the provisions hereof or thereof, will violate or breach the terms of, cause a default under, conflict with, create in any other Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under any applicable Law or any Contract to which Mandel is a party or by which Mandel is bound, that would, individually or in the aggregate, reasonably be expected to have a MPSI Material Adverse Effect on the ability of Mandel to consummate the transactions contemplated hereby or perform his obligations under this Agreement.
4.3    Pre-Closing Reorganization. As of the Closing Date, Mandel validly contributed, assigned, transferred and delivered to Seller all right, title and interest in and to all of the issued and outstanding Equity Interests of MPSI pursuant to the Pre-Closing Reorganization, free and clear of all Liens and adverse claims. Immediately prior to such contribution, Mandel was the sole record and beneficial owner of all issued and outstanding Equity Interests of MPSI, free and clear of all Liens and adverse claims. No spouse, former spouse, domestic partner, heir, estate, trust, beneficiary, creditor, pledgee, lienholder or other Person has any ownership, beneficial, marital-property, community-property, equitable-distribution, reimbursement, consent, notice, approval or similar right or claim that could impair, delay, challenge, rescind, unwind or otherwise adversely affect the Pre-Closing Reorganization, Seller’s ownership of the Membership Interests or Seller’s sale and transfer of the Membership Interests to Buyer.
4.4    Brokers’ Fees. Other than as set forth on Schedule 4.4, neither Mandel nor any of Mandel’s Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent in respect of the transactions contemplated by this Agreement for which MPSI, Buyer or any of their respective Affiliates could become liable or obligated.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND MPSI
Seller hereby represents and warrants to Buyer that, except as set forth in any schedule of the Disclosure Schedules, all of the representations and warranties set forth in this Article V are true and correct as of the date of this Agreement and as of the Closing Date. MPSI hereby represents and warrants to Buyer, solely with respect to MPSI and the Management Business and not with respect to Seller or any representation regarding Seller, and except as set forth in any schedule of the Disclosure Schedules, that the representations and warranties set forth in this Article V are true and correct as of the date of this Agreement and as of the Closing Date to the extent they relate to MPSI or the Management Business. Each of Seller and MPSI acknowledge that Buyer is relying on the representations and warranties made by such Person in entering into this Agreement.
5.1    Consents; Absence of Conflicts. Except as set forth on Schedule 5.1, neither the execution and delivery by Seller and MPSI of this Agreement or any other Transaction Document to which Seller or MPSI is a party, nor the consummation of the transactions contemplated hereby or thereby or compliance by Seller or MPSI with any of the provisions hereof or thereof, will: (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by Seller or MPSI of any rights or benefits under, impose on Seller or MPSI any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any Law applicable to Seller or MPSI, (ii) the Organizational Documents of Seller or MPSI, or (iii) any Contract to which Seller or MPSI is a party or by which Seller or MPSI is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the assets or equity interests of Seller or MPSI; or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Asset of Seller or MPSI or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, except, as to clauses (a)(i), (a)(iii), (b) and (c) above, for any such conflicts, violations, breaches, defaults, Liens, cancellations, revocations, suspensions or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a MPSI Material Adverse Effect. Except as set forth on Schedule 5.1, neither Seller nor MPSI is required to obtain any consent from any Person or provide any notice to any Person in connection with the consummation of the transactions contemplated by this Agreement, except (x) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (y) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a MPSI Material Adverse Effect.
5.2    Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Prior to the Pre-Closing Reorganization, MPSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. After the Pre-Closing Reorganization, MPSI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin. MPSI has all requisite corporate and limited liability company power and authority to own, lease and operate its properties and assets and to carry on the Management Business as presently conducted.
5.3    Foreign Qualification. Each of Seller and MPSI is duly qualified to do business as a foreign company and in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by such Party makes such qualification necessary, which jurisdictions are listed on Schedule 5.3, except where the failure to be so qualified would not have a MPSI Material Adverse Effect.
5.4    Capitalization; Subsidiaries.
(a)    Seller is the sole owner of all of the issued and outstanding Membership Interests. All of the Membership Interests have been duly authorized, are validly issued and are fully paid and were issued in compliance with the MPSI Organizational Documents and applicable Law.
(b)    The Membership Interests were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the MPSI Organizational Documents.
(c)    There are no Contracts (including options, warrants, calls, puts and preemptive rights) obligating Seller or MPSI to (i) issue, sell, pledge, dispose of or encumber any of the Membership Interests, other than this Agreement, (ii) redeem, purchase or acquire in any manner any of the Membership Interests, or (iii) make any dividend or distribution of any kind with respect to the Membership Interests.
(d)    There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights affecting the Membership Interests. There are no voting trusts, proxies or other member or similar agreements or understandings with respect to the voting of the Membership Interests.
(e)    Other than MPSI, Seller has no Subsidiaries and does not own, and has not owned in the past, any Equity Interests in any Person. MPSI has no Subsidiaries and does not own, and has not owned in the past, any Equity Interests in any Person. MPSI is the only entity that receives management fees, and other revenues with respect to any clients (including investment funds and other investment vehicles) for which MPSI provides property management services. There are no outstanding obligations of MPSI to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Equity Interest (whether from the issuer or another Person) or otherwise) in, any other Person.
5.5    Absence of Changes. Since December 31, 2025, and except for the transactions contemplated by this Agreement, MPSI has conducted its business in all material respects in the Ordinary Course of Business and there has been no MPSI Material Adverse Effect on MPSI.
5.6    Affiliate Transactions. Schedule 5.6 describes all material services and Assets owned by, licensed to or otherwise held by any Affiliate of MPSI, that are or were made available or provided to or used by MPSI or the Management Business within the one-year period ending on the date of this Agreement or that may be required to operate the Management Business from and after the Closing Date consistent in all material respects with past practices in the preceding year. Except as set forth on Schedule 5.6, (a) other than the Management Contracts, MPSI is not obligated to pay currently or in the future any amounts to Seller or

Seller’s Affiliates, and neither Seller nor any of Seller’s Affiliates is obligated to pay currently or in the future any amounts to MPSI, and (b) since December 31, 2025, MPSI has not purchased, transferred or leased any real or personal property from or for the benefit of, paid any fee, commission, salary or bonus to or for the benefit of, any of Seller or Seller’s Affiliates or any manager, director, officer, member, partner or equityholder thereof other than salaries and employee-related benefits paid to employees in the Ordinary Course of Business.
5.7    Real Property. MPSI neither owns nor has owned any real property.
5.8    Leases.
(a)    Schedule 5.8(a) contains a true and complete list of all real property leases of MPSI (collectively, the “Leases” and individually, a “Lease”), including those office leases relevant to the Management Business.
(b)    A copy of each Lease has been delivered to Buyer. Each Lease is valid, binding and enforceable against MPSI and, to the Knowledge of Seller, against the other parties thereto. Each Lease is in full force and effect. There is no existing default by MPSI or, to the Knowledge of Seller, any other party under any of the Leases.
5.9    Permits. MPSI and each of its employees have all franchises, permits, licenses, authorizations, approvals and any similar authority (collectively, the “Permits”) necessary for the conduct of its business substantially as now being conducted by it or proposed to be conducted by it, except where the failure to be in possession of any of the Permits, individually or in the aggregate, would not reasonably be expected to have a MPSI Material Adverse Effect. MPSI is not in default or material violation, and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute a default or material violation, of any term, condition or provision of any Permit and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or material violation. There are no legal proceedings pending or, to the Knowledge of Seller, threatened in writing, relating to the suspension, revocation or modification of any of the Permits.
5.10    Material Contracts.
(a)    Schedule 5.10 identifies each of the following Contracts to which MPSI is a party or by which MPSI is bound (each such Contract, a “Material Contract”):
(i)    all Management Contracts;
(ii)    all Contracts that require future expenditures by MPSI in excess of $25,000 annually or $50,000 in the aggregate, other than Contracts terminable by MPSI without penalty on thirty (30) days’ notice;
(iii)    any Contract that purports to limit the freedom of MPSI in any material respect to compete in any line of business or to conduct business in any geographic location;

(iv)    any Contract relating to the acquisition by MPSI of any operating business or Equity Interest of another Person (by asset sale, stock sale, merger or otherwise);
(v)    any Contract constituting a partnership, joint venture or other similar Contract;
(vi)    (A) any Contract relating to Debt for borrowed money, (B) any Contract creating a capital lease obligation, (C) any Contract for the sale of Accounts Receivable, or (D) any Contract constituting a guarantee of Debt of any other Person;
(vii)    any Contract under which MPSI has made advances or loans to any other Person;
(viii)    any Contract (A) pursuant to which MPSI grants or is granted a license or any other right with respect to the Intellectual Property, provided, that, non-exclusive end user licenses of commercially-available software used solely for MPSI’s internal use and with a total replacement cost of less than $25,000 executed on standard vendor terms shall not constitute Material Contracts for the purpose of this Section 5.10(a)(viii), (ii) is for the acquisition, development, assignment or divestiture of material Intellectual Property, (iii) materially adversely affects MPSI’s ability to enforce, own, disclose, use, register or otherwise exploit any Intellectual Property, or (iv) arose out of any Intellectual Property-related dispute;
(ix)    any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement under which there remain any surviving unperformed payment obligations;
(x)    any Contract between MPSI, on the one hand, and any Affiliate of Seller, on the other hand (including, any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement, or (B) the indemnification of such Affiliate by MPSI);
(xi)    any Contract with Seller or any current or former officer, manager, director, member, partner, equityholder, consultant or employee of a Seller or any Affiliate of the foregoing, other than the MPSI Organizational Documents;
(xii)    all employment and consulting Contracts (other than those with employees or contractors, who in each case have a base salary of less than $250,000 per year and may be terminated on no greater than thirty (30) days’ notice without payment for any period after the termination date), excluding Plans;
(xiii)    any Contract with any labor union or association or other Person representing or purporting or seeking to represent any employee of MPSI or any other individual who provides services to MPSI;

(xiv)    any Contract requiring MPSI to make a payment as a result of the consummation of the transactions contemplated hereby (including, any Contract providing for the payment of compensation arrangements, bonus or Change of Control Costs); and
(xv)    any Contract with any professional employer organization, personnel staffing organization or other entity that provides personnel or staffing services or other employment-related or employee benefit-related services to MPSI.
(b)    True and complete copies (including all amendments) of each Material Contract have been made available to Buyer. Each Material Contract is the legal, valid and binding obligation of MPSI and, to the Knowledge of Seller, each other Person party thereto, binding and enforceable against MPSI and, to the Knowledge of Seller, each other Person party thereto, in accordance with its terms subject to Creditors’ Rights. No Material Contract has been terminated, and neither MPSI nor, to the Knowledge of Seller, any other Person is in material breach or default thereunder, and, to the Knowledge of Seller, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to MPSI or acceleration thereunder, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to MPSI. No party has asserted in writing or has (except by operation of Law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except in accordance with the terms of such Material Contract. There are no waivers granted by MPSI under any Material Contract that have not been disclosed in writing to Buyer that will result in MPSI, as applicable, either (a) receiving less consideration under the Material Contract than would have been received without the waiver, or (b) incurring greater liability under the Material Contract than would have been incurred without the waiver.
5.11    Intellectual Property. MPSI owns or possesses the legal right to use all trademarks, service marks, trade names, copyrights, proprietary software and trade secrets presently used by it or necessary for the conduct of the Management Business as presently conducted (the “Intellectual Property”), except where the failure to be in possession of any of the Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a MPSI Material Adverse Effect. To the Knowledge of Seller, no Person is infringing or violating any of such rights. To the Knowledge of Seller, the business conducted by MPSI does not infringe or violate any trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any other Person. MPSI has not received any written communications alleging that MPSI has violated any trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights of any other Person. Schedule 5.11 contains a complete list of trademark and service mark registrations and pending applications and copyright registrations and pending applications of MPSI.
5.12    Accounts Receivable and Accounts Payable.
(a)    Each of the Accounts Receivable arose in the Ordinary Course of Business and, to the Knowledge of Seller, represent the genuine, valid and legally enforceable obligation of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the Knowledge of Seller, is threatened in writing by any of the account debtors of such Accounts Receivable. To the Knowledge of Seller, none of the account debtors of the Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due. MPSI has good and valid title to the Accounts Receivable free and clear of all Liens, except Permitted Liens. Set forth on Schedule 5.12 is a listing of Accounts Receivable as of a date no more than seven (7) days prior to the date of this Agreement, which listing sets forth the number of days each Accounts Receivable has been outstanding. Since December 31, 2025, MPSI has not written off any Accounts Receivable as uncollectible.
(b)    All accounts payable of MPSI reflected in the MPSI Financial Statements or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.
5.13    Brokers’ Fees and Expenses. Except as set forth on Schedule 5.13, none of MPSI, Seller nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent in respect of the transactions contemplated by this Agreement for which any of MPSI, Seller, Buyer or any of their respective Affiliates could become liable or obligated.
5.14    Financial Statements. Seller has previously provided to Buyer copies of, or access to, (a) the unaudited balance sheets of MPSI as of December 31, 2024 and December 31, 2025 and the related unaudited statements of operations for the years then ended (the “MPSI Annual Financial Statements”), and (b) the unaudited balance sheet of MPSI as of June 30, 2026 (the “MPSI Interim Balance Sheet”) and the unaudited statements of profits and losses for the six-month period then ended (the financial statements described in clause (b), collectively, the “MPSI Interim Financial Statements”). The MPSI Annual Financial Statements and the MPSI Interim Financial Statements are referred to collectively as the “MPSI Financial Statements.” Except as set forth on Schedule 5.14, the MPSI Financial Statements (including any related notes thereto) (i) have been prepared in accordance with the Accounting Principles, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the financial condition and results of operations of MPSI as of the respective dates thereof and for the respective periods covered thereby, subject, however, to normal non-material year-end adjustments and accruals and, in each case, to the absence of notes and other textual disclosure required by GAAP, and (iii) have been prepared from, and are in accordance with, the Books and Records of MPSI. Since December 31, 2025, there has been no material change in the accounting principles, policies, practices, estimation methodologies or procedures used by MPSI, including with respect to accounts receivable, reserves for doubtful accounts, accounts payable, accrued expenses, revenue recognition, expense accruals, capital expenditures, prepaid expenses or deferred revenue, except as set forth in Schedule 5.14. If audited financial statements of MPSI for the year ended December 31, 2025, are available prior to Closing, Seller shall deliver such audited financial statements to Buyer promptly following availability.

5.15    No Undisclosed Liabilities. MPSI has no liability, other than (a) liabilities disclosed, reflected or reserved against on the MPSI Interim Balance Sheet, (b) liabilities that have arisen after the date of the MPSI Interim Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws by MPSI), (c) executory liabilities arising after the Closing under Material Contracts solely to the extent such obligations are not attributable to any pre-Closing period, (d) liabilities or obligations incurred in connection with the negotiation, preparation or execution of this Agreement and the transactions contemplated hereby, and (e) liabilities set forth on Schedule 5.15. Except as set forth on Schedule 5.15, there is no unpaid Debt of MPSI.
5.16    Compliance with Law. Except as listed in Schedule 5.16, MPSI has complied in all material respects with, and is in compliance in all material respects with, all applicable Laws, Orders and Permits to which it is subject and in all jurisdictions in which it carries on the Management Business. Except as listed in Schedule 5.16, MPSI has not received written notice of any investigation with respect to, any alleged default under, or any violation or nonconformity with any Law that would reasonably be expected to have a MPSI Material Adverse Effect.
5.17    Taxes. Except as set forth on Schedule 5.17:
(a)    all material Tax Returns required to be filed by MPSI have been duly and timely filed (other than Tax Returns for which extensions to file have been obtained) with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects;
(b)    all material Taxes required to be paid by MPSI that are or have become due have been timely paid in full, whether or not shown on any Tax Return;
(c)    MPSI has withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld by MPSI under applicable Law;
(d)    there are no Liens (other than Permitted Liens) on any of the Assets of MPSI or the Membership Interests that are attributable to any Tax liability;
(e)    to the Knowledge of Seller, (i) there are no Claims pending against MPSI for any unpaid material Taxes, and (ii) no assessment, deficiency or adjustment for material Taxes has been asserted, proposed, or threatened in writing with respect to MPSI;
(f)    no material Tax audits or administrative or judicial proceedings are being conducted or, to the Knowledge of Seller, have been threatened in writing with respect to MPSI;
(g)    true, correct and complete copies of all material Tax Returns filed by MPSI during the past three years, and all material correspondence between MPSI and a Governmental Authority relating to Claims against MPSI have been made available to Buyer;

(h)    there are no agreements, waivers or other arrangements in force or effect providing for an extension of time with respect to the filing of any material Tax Return of or with respect to MPSI or the assessment or collection of any material Tax of or with respect to MPSI, in each case, other than any valid extension of time within which to file any Tax Return;
(i)    MPSI (i) is not a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement with any Person (other than commercial Contracts not primarily relating to Taxes); (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return; and (iii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any corresponding provisions of state, local or foreign law), or as a transferee or successor, or by Contract (other than commercial Contracts not primarily relating to Taxes);
(j)    No written Claim has ever been made by a Governmental Authority in a jurisdiction in which MPSI does not file Tax Returns or pay Taxes that MPSI is or may be required to file a Tax Return or pay Taxes in that jurisdiction that has not been finally resolved or otherwise settled;
(k)    neither MPSI nor any predecessor thereof has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all relevant predecessor regulations) or similar provision of state, local or foreign law;
(l)    as of the completion of the Pre-Closing Reorganization and up to the Conversion, MPSI is and will be a qualified subchapter S subsidiary for U.S. federal (and applicable state and local) income tax purposes, and after the Conversion and up to the Closing Date, MPSI will be a disregarded entity for U.S. federal (and applicable state and local) income tax purposes;
(m)    no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes due or alleged to be due from MPSI;
(n)    notwithstanding any other provision in this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in this Section 5.17 are the sole representations and warranties given hereunder with respect to Tax matters and no other provisions of this Agreement shall be interpreted or construed as containing any representation or warranty with respect to Tax matters. No representation or warranty contained in this Section 5.17 shall be construed as a representation or warranty with respect to any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything to the contrary in this Section 5.17, MPSI and Seller make no representation as to the amount of, or limitations on, any Tax attribute of MPSI.
5.18    Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened in writing at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against MPSI or any of its Affiliates that adversely affect, or would adversely affect, in any material respect the Management Business, the Assets of MPSI or the ability of MPSI or Seller to consummate the transactions contemplated by this Agreement, and neither MPSI nor any of its Affiliates is subject to any outstanding Order of any Governmental Authority or any arbitrator of any kind.
5.19    Employees and Employee Relations.
(a)    Schedule 5.19(a)(i) identifies the job titles and names of all employees of MPSI, the date each such employee commenced his or her employment with MPSI, status as exempt or non-exempt under the FLSA, principal location of employment, details of any ongoing or known pending leave (including nature and expected duration), annualized base salary or hourly rate of pay, a summary of all other material forms of compensation for which the individual is eligible, details of any applicable visa, and the entire compensation paid to each such employee by MPSI during the preceding fiscal year. All employees of MPSI are employed on an at-will basis. Neither MPSI nor Seller has received notice of termination from any current employee, nor, to the Knowledge of Seller, does any current employee intend to terminate his or her employment. Schedule 5.19(a)(ii) identifies the names of each individual providing services to MPSI (either directly or through an entity in which he or she has an interest) in the capacity of an independent contractor and, with respect to each, his or her location, compensation terms, start date and duration of engagement, services provided and description of any Contract applicable to the contracting relationship.
(b)    MPSI is not delinquent in payments to any of its employees or contractors for any wages, salaries, commissions, bonuses or other compensation or reimbursements for any services performed for it. Except as set forth on Schedule 5.19(b), MPSI would not reasonably be expected, by reason of the transactions contemplated by this Agreement, to be liable to any employee or contractor of MPSI for any payments. MPSI has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Except as set forth on Schedule 5.19(b), in the past three (3) years, there have been no charges of employment discrimination or unfair labor practices against or involving MPSI pending or, to the Knowledge of Seller, threatened in writing, in each case against MPSI. Except as set forth on Schedule 5.19(b), in the past three (3) years, there have been no grievances, complaints, claims, charges, arbitrations or similar proceedings that have been filed or, to the Knowledge of Seller, threatened in writing in connection with the employment or engagement or proposed employment or engagement of any current or former applicant, employee or independent contractor of MPSI, in each case against MPSI that would reasonably be expected to have a MPSI Material Adverse Effect on MPSI or the conduct of the Management Business. MPSI has in place all employee policies required by applicable Laws in all material respects, and there are no pending cases against MPSI relating to violations of any such policies or alleged violations of any such policies. Neither MPSI nor Seller has received any written notice indicating that any of MPSI’s employment policies or practices are being audited or investigated by any Governmental Authority. MPSI is, and during the past three (3) years has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, as amended.
(c)    MPSI is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, FLSA compliance, recordkeeping, worker classification, non-discrimination, non-retaliation, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement benefits, and the full payment of all required social security contributions and Taxes, except to the extent non-compliance would not result in a MPSI Material Adverse Effect. To the Knowledge of Seller, each employee and contractor of MPSI is lawfully authorized to work in the United States.
(d)    MPSI is not, and during the past six (6) years has not been, a party to or bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. To the Knowledge of Seller, no union organizing or decertification activities are underway or threatened in writing with respect to any employees of MPSI or any of its Subsidiaries and no such activities have occurred. There are no labor disputes existing or, to the Knowledge of Seller, threatened in writing involving, by way of example, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees, and MPSI has not experienced any material labor difficulties during the past three (3) years. No grievance or other legal action arising out of any such collective bargaining agreement or relationship exists, or to the Knowledge of Seller, is threatened in writing.
5.20    Employee Benefit Matters.
(a)    Schedule 5.20(a)(i) includes a true, correct and complete list, as of the date hereof, of each Plan that is sponsored, maintained or contributed to (or required to be contributed to) by MPSI or any of MPSI’s ERISA Affiliates or with respect to which MPSI would reasonably be expected to have any liability or obligation (each a “Seller Plan”). Schedule 5.20(a)(ii) includes a true, correct and complete list of each Seller Plan that is sponsored or maintained by MPSI or any of MPSI’s Subsidiaries or for which MPSI or any of MPSI’s Subsidiaries could have any liability or obligation (each an “MPSI Plan”).
(b)    Seller has made available to Buyer true, correct and complete copies of each of the MPSI Plans, and related trusts and services agreements, if applicable, in each case, including all amendments thereto. Seller has also made available to Buyer, with respect to each MPSI Plan and to the extent applicable, true, correct and complete copies of: (i) the most recent summary plan description (including all summaries of material modification thereto), scheme booklet and all material announcements; (ii) all related trust, insurance, funding and administrative services Contracts; (iii) the most recent annual report on Form 5500; (iv) the three (3) most recent coverage and nondiscrimination testing report and results; (v) the most recent audited financial statements and actuarial report or valuation required to be prepared under applicable Law; (vi) the most recent determination letter or opinion letter issued by the Internal Revenue Service; (vii) all non-routine notices, letters or other correspondence from any Governmental Authority within the past six (6) years; and (viii) with respect to any MPSI Plan that is a group health plan, the three (3) most recent IRS Forms 1094‑C.

(c)    Each MPSI Plan has been maintained, funded and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code, and other applicable Law. To the Knowledge of the Seller, no event has occurred and no condition or circumstance exists that would reasonably be expected to give rise to liability or civil penalty under applicable Law with respect to any MPSI Plan. Each MPSI Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without the consent of plan participants, and without liability to MPSI other than ordinary administrative expenses and the payment of any accrued benefits.
(d)    No Seller Plan is or has been a defined benefit plan as defined in Section 3(35) of ERISA or is or was subject to Section 412 of the Code or Title IV of ERISA. Neither MPSI nor any of MPSI’s ERISA Affiliates contributes to or has any obligation to contribute to, or has within the past six (6) years contributed to or had an obligation to contribute to, and no Seller Plan is or has been, a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Neither MPSI nor any of MPSI’s Subsidiaries contributes to or has any obligation to contribute to, or has within the past six (6) years, contributed to or had an obligation to contribute to, and no Seller Plan is or has been a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or a self-insured health insurance, life insurance or disability insurance program. No Seller Plan is funded through a trust that is intended to be exempt from U.S. federal income taxation pursuant to Section 501(c)(9) of the Code.
(e)    Except as otherwise set forth on Schedule 5.20(e):
(i)    MPSI and its Subsidiaries have performed all obligations, whether arising by operation of any Law or by Contract, required to be performed by it or them in connection with the Seller Plans, and there have been no defaults or violations by any other party to the Seller Plans;
(ii)    (A) all reports and disclosures relating to the MPSI Plans required to be filed with or furnished to Governmental Authorities, MPSI Plan participants or MPSI Plan beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner, (B) each MPSI Plan has been documented, operated and administered in compliance with its governing documents and applicable Law, and (C) each Seller Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been operated in accordance with a plan document that is intended to comply with the requirements to avoid tax under Section 409A of the Code, and to the Knowledge of Seller, no amount under any such Seller Plan is, or is reasonably expected to be subject to interest or additional Tax set forth under Code Section 409A(a)(1)(B); and (D) MPSI has no agreement or obligation to reimburse, gross-up, indemnify, or otherwise compensate any individual for any additional Taxes or interest that may be due under Section 409A of the Code;
(iii)    each of the Seller Plans intended to be qualified under Section 401(a) of the Code (A) either is maintained pursuant to a prototype document approved by the Internal Revenue Service and is entitled to rely on a favorable opinion letter issued by the

Internal Revenue Service with respect to such prototype document, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (B) has been amended as required by applicable Law, and (C) has not been amended or operated in a way that would reasonably be expected to result in loss of such qualified status;
(iv)    there are no material Claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened in writing against, or with respect to, any of the MPSI Plans or their assets;
(v)    all contributions required to be made to the MPSI Plans pursuant to their terms and provisions or pursuant to applicable Law have been timely made and all benefits accrued under any unfunded MPSI Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP;
(vi)    no act, omission or transaction, including any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), has occurred which would reasonably be expected to result in imposition on MPSI, directly or indirectly, of a material Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vii)    There is no matter pending (other than routine qualification determination filings) with respect to any of the MPSI Plans before any Governmental Authority; and
(viii)    the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) require MPSI or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Seller Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Seller Plan.
(f)    In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made that, either individually or in the aggregate, would be reasonably likely to result in imposition of the taxes, penalties or sanctions imposed under Sections 280G and 4999 of the Code.
(g)    MPSI has no commitment, intention or understanding to create, modify or terminate any Seller Plan.
(h)    Except for coverage pursuant to Section 4980B of the Code and the corresponding provisions of ERISA or other applicable Law, or with respect to benefits provided by MPSI during a contractually agreed severance period, no MPSI Plan provides retiree medical or retiree life insurance benefits to any Person, and MPSI is not contractually or otherwise obligated (whether or not in writing) to, and MPSI has never agreed that it will, provide any Person with life insurance or medical benefits for periods following retirement or termination of employment.

5.21    Property Management Business and Licenses.
(a)    MPSI has at all times since its inception been engaged solely in the business of real property management and related services.
(b)    MPSI is duly licensed and qualified to conduct real property management services in all jurisdictions where such licensing or qualification is required in order to conduct its business, except where the failure to be so licensed or qualified would not have a MPSI Material Adverse Effect. MPSI has made available to Buyer true and complete copies of all applicable licenses and registrations required to conduct real property management services, as amended to date. To the Knowledge of Seller, the information contained in such forms was true and complete in all material respects at the time of filing and MPSI has made all amendments to such forms as it is required to make under applicable Laws.
(c)    No person who is not an employee of MPSI renders property management services to or on behalf of clients of MPSI or solicits clients with respect to the provision of property management services by MPSI.
(d)    To the Knowledge of Seller, neither MPSI nor any of its employees has been convicted of any crime or is or has engaged in any conduct, in each case, that would be a basis for denial, suspension or revocation of any license required to conduct real property management services, and, to the Knowledge of Seller, there is no proceeding or investigation that is reasonably likely to become the basis for any such denial, suspension or revocation.
5.22    Bank Accounts. Schedule 5.22 sets forth each bank, savings institution and other financial institution with which MPSI has an account or safe deposit box, including any deposit account or securities account, and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.22, MPSI has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.
5.23    Insurance. Schedule 5.23 sets forth a true and complete list and description of all insurance policies and all material fidelity bonds of MPSI in effect as of the Closing Date with respect to the business or Assets of MPSI (“MPSI Insurance Policies”). All such MPSI Insurance Policies are in full force and effect, and all premiums currently due and payable thereunder have been paid. MPSI has not received any written notice of cancellation or non-renewal of any such policy or arrangement, nor is the termination of any such policy or arrangement threatened in writing. There is no claim pending under any MPSI Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. Section 5.23 of the MPSI Disclosure Letter sets forth a true and complete list of all pending claims and all material claims made since January 1, 2024 under any such policy, including the date of claim, nature of claim, amount claimed, amount paid, deductible or retention applied, and current status. To the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to a material claim under any MPSI Insurance Policies. No MPSI Insurance Policy is written on an audited, retrospective or similar premium basis. MPSI has made available to CCI reasonably in advance of the date of this Agreement complete and accurate copies of five years of loss runs of the MPSI Insurance Policies. To the Knowledge of Seller, the MPSI Insurance Policies provide all insurance coverage required to be maintained by MPSI under applicable Law and Contracts to which MPSI is bound. To the Knowledge of Seller, MPSI has not taken any action that would reasonably be expected to invalidate, materially impair or provide a basis for an insurer to deny coverage under any MPSI Insurance Policies with respect to any occurrence, act, fact or circumstances first arising or occurring prior the Closing. Since December 31, 2025, MPSI has not modified, reduced, terminated or allowed to lapse any of the MPSI Insurance Policies, except for replacements in the Ordinary Course of Business with coverage that is not materially less favorable to MPSI.
5.24    Books and Records. All Books and Records are located at the premises of the Management Business, have been maintained substantially in accordance with applicable Laws, and comprise all of the Books and Records relating to the ownership and operation of the Management Business and the Assets of MPSI.
5.25    Environmental Matters. Except as set forth on Schedule 5.25: (a) MPSI is in compliance in all material respects with all applicable Environmental Laws; (b) MPSI has not received any written notice of any pending or threatened Claim, action, investigation or inquiry by any Governmental Authority or other Person relating to any actual or alleged violation of any Environmental Law or the release, discharge, emission or disposal of any Hazardous Materials at, from or on any property managed by MPSI; (c) MPSI has not caused or permitted the release, discharge, emission or disposal of any Hazardous Materials in violation of any Environmental Law at any property managed by MPSI; and (d) MPSI has not assumed, contractually or by operation of Law, any liability or obligation arising under any Environmental Law, except in each case of clauses (a)-(d) as, individually or in the aggregate, would not reasonably be expected to have a MPSI Material Adverse Effect. As used herein, “Environmental Laws” means all applicable federal, state and local laws, regulations, ordinances and orders relating to the protection of the environment or human health, including those relating to lead-based paint, asbestos, mold, indoor air quality, underground storage tanks and the management, use, storage, disposal or release of Hazardous Materials. “Hazardous Materials” means any substance that is regulated, classified as hazardous or toxic, or otherwise subject to liability or standards of conduct under any Environmental Law.
5.26    Data Privacy and Cybersecurity. Except as set forth on Schedule 5.26: (a) to the Knowledge of Seller, MPSI is in compliance in all material respects with all applicable Laws relating to data privacy, data protection and information security, including with respect to the collection, use, storage, processing, transfer and disposal of personally identifiable information of tenants, employees and other individuals (“Privacy Laws”); (b) MPSI maintains commercially reasonable administrative, technical and physical safeguards designed to protect personally identifiable information and the information technology systems used in connection with the Management Business from unauthorized access, use, modification, disclosure or destruction; (c) to the Knowledge of Seller, since January 1, 2023, there has been no unauthorized access to, or breach of, the security of any information technology systems or data maintained by MPSI that has required notification to any Governmental Authority under applicable Privacy Laws; and (d) MPSI has not received any written notice of any pending or threatened Claim by any Governmental Authority or other Person alleging a violation of any Privacy Laws.
5.27    Government Programs. Schedule 5.27 sets forth a complete list of all managed properties that participate in or are subject to any federal, state or local government housing assistance or subsidy programs, including the Section 8 Housing Choice Voucher program, Low-Income Housing Tax Credit (LIHTC) programs, public housing programs and programs administered by the U.S. Department of Housing and Urban Development (collectively, “Government Housing Programs”). Except as set forth on Schedule 5.27: (a) MPSI is in compliance in all material respects with all applicable requirements of each Government Housing Program in which a managed property participates; (b) MPSI has not received any written notice of any audit finding, deficiency, sanction or proposed debarment from any Governmental Authority with respect to any Government Housing Program; and (c) no managed property has been the subject of any voluntary or involuntary withdrawal from any Government Housing Program during the three-year period ending on the date of this Agreement.
5.28    Client Relationships. Except as set forth on Schedule 5.28: (a) no property owner or other client that is a party to a Management Contract has given written notice of termination of, or intent to terminate, any Management Contract or to reduce in any material respect the scope of services provided thereunder; (b) to the Knowledge of Seller, no property owner or other client intends to terminate, fail to renew or materially reduce the scope of any Management Contract; and (c) since December 31, 2024, no Management Contract has been terminated by a property owner for cause.
5.29    Anti-Money Laundering; OFAC. MPSI is in compliance in all material respects with all applicable anti-money laundering Laws, including the Bank Secrecy Act, the USA PATRIOT Act and all regulations promulgated thereunder. Neither MPSI nor, to the Knowledge of Seller, any tenant, property owner or other counterparty with whom MPSI transacts business is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or (b) a Person who resides in, is organized under the laws of, or conducts business in a country or territory that is the subject of comprehensive OFAC sanctions. MPSI maintains commercially reasonable policies and procedures designed to ensure compliance with applicable OFAC sanctions and anti-money laundering requirements.
5.30    No Other Representations and Warranties; Non-Reliance.
(a)    Except for the representations and warranties expressly set forth in this Article V, or any document, agreement, certificate or other instrument delivered by MPSI or Seller at Closing, (i) any and all warranties and representations previously made by MPSI or Seller, or any Person on behalf of MPSI or Seller, written or oral, express or implied, in any way relating to the Membership Interests, the Management Business, MPSI, Seller or this transaction are terminated and of no further force or effect, and (ii) none of MPSI, Seller or any Person on behalf of MPSI or Seller, has made any representation or warranty, written or oral, expressed or implied, with respect to the Membership Interests, the Management Business, MPSI or Seller, including without limitation, their respective businesses, operations, assets, liabilities, condition

(financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), the accuracy or completeness of any information regarding MPSI or Seller.
(b)    Notwithstanding anything contained in this Agreement to the contrary, each of MPSI and Seller acknowledges and agrees with the representation of Buyer in Section 6.7(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article VI, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither Buyer nor any other Person has made or is making, and MPSI and Seller are not relying on, any representations or warranties relating to Buyer whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to MPSI and Seller or any of their representatives by Buyer or its representatives.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby (a) represents and warrants to Seller that the following representations and warranties in this Article VI are true and correct as of the date of this Agreement and as of the Closing Date, and (b) acknowledges that Seller is relying on the following representations and warranties in entering into this Agreement.
6.1    Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver each Transaction Document to which Buyer is a party and to perform its obligations thereunder. The execution and delivery of each Transaction Document to which Buyer is a party and the performance of its obligations contemplated thereby have been duly and validly approved by all action necessary on behalf of Buyer. Each Transaction Document to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to Creditors’ Rights, assuming in each case that such Transaction Document has been duly executed and delivered by each party other than Buyer, as applicable, to such Transaction Document.
6.2    Absence of Conflicts. Neither the execution and delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party, nor the consummation of the transactions contemplated thereby by Buyer will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by Buyer of any rights or benefits under, impose on Buyer any additional or greater burdens or obligations under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Law, (ii) the Organizational Documents of Buyer, or (iii) any Contract to which Buyer is a party or by which it, or any of its properties, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on Buyer’s assets or properties, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, except, as to clauses (a)(i), (a)(iii), (b) and (c) above, for any such conflicts, violations, breaches, defaults, Liens, cancellations, revocations, suspensions or other occurrences which, individually or in the aggregate, would not reasonably be expected to impede Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
6.3    Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as presently conducted.
6.4    Sufficient Funds. Buyer has, and at the Closing will have, sufficient funds available to pay the Purchase Price and any other amounts payable by Buyer pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.
6.5    No Litigation. There is no material Action pending or, to the Knowledge of Buyer, threatened against or involving Buyer that would reasonably be expected to impede Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
6.6    Brokers’ Fees. Neither Buyer nor its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates could become liable or obligated.
6.7    No Other Representations and Warranties; Non-Reliance.
(a)    Except for the representations and warranties expressly set forth in this Article VI, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither Buyer nor any Person on behalf of Buyer, has made any representation or warranty, expressed or implied, with respect to Buyer or any Subsidiary of Buyer, including their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding Buyer or any Subsidiary or Buyer.
(b)    Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees with the representation of MPSI and Seller in Section 5.30(a), and hereby acknowledges and confirms that, other than the representations and warranties expressly set forth in Article IV and Article V, or any document, agreement, certificate or other instrument contemplated by this Agreement or executed and delivered by Mandel, MPSI or Seller at Closing, MPSI and Seller have not and no other Person has made or is making, and Buyer is not relying on, any representations or warranties relating to MPSI, Seller or the Management Business whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer or any of its representatives by MPSI or Seller or their representatives.
(c)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 3.2, ARTICLE IV, ARTICLE V AND ARTICLE IX, AND IN THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED BY MANDEL, MPSI OR SELLER AT CLOSING, BUYER ACKNOWLEDGES THAT BUYER IS RELYING SOLELY ON BUYER’S OWN INSPECTIONS, ASSESSMENTS, INVESTIGATIONS, TESTING AND SAMPLING RELATING TO THE MEMBERSHIP INTERESTS, MPSI AND THE MANAGEMENT BUSINESS (COLLECTIVELY, “INSPECTIONS”) TO DETERMINE WHETHER OR NOT TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND BUYER AGREES TO ACCEPT THE MEMBERSHIP INTERESTS, MPSI AND ITS ASSETS, INCLUDING, WITHOUT LIMITATION, THE MANAGEMENT BUSINESS, IN THEIR “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT CLOSING, WITHOUT ANY RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE. BUYER FURTHER AGREES, EXCEPT AS OTHERWISE PROVIDED IN ARTICLE V OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY MPSI OR SELLER AT CLOSING, TO ACCEPT THE MEMBERSHIP INTERESTS, MPSI AND ITS ASSETS, INCLUDING, WITHOUT LIMITATION, THE MANAGEMENT BUSINESS, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION AS TO THE: (A) VALUE, NATURE, QUALITY OR PHYSICAL CONDITION OF THE ASSETS; (B) INCOME DERIVED FROM THE ASSETS; (C) MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE; (D) COMPLIANCE OF OR BY THE ASSETS OR OPERATION OF THE MANAGEMENT BUSINESS WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY; OR (I) ANY OTHER MATTER REGARDING THE ASSETS, AND MPSI AND SELLER EXPRESSLY DISCLAIM EACH AND EVERY SUCH REPRESENTATION AND WARRANTY. BUYER ACKNOWLEDGES THAT ANY REPORTS OR MATERIALS MADE AVAILABLE BY MPSI OR SELLER TO BUYER (THE “DISCLOSURE INFORMATION”) ARE BEING PROVIDED OR MADE AVAILABLE FOR INSPECTION WITH NO REPRESENTATIONS OR WARRANTIES AS TO THE TRUTH, ACCURACY, COMPLETENESS, METHODOLOGY OF PREPARATION OF THE DISCLOSURE INFORMATION, OR OTHERWISE, OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY REPORTS OR AUDITS OR ANY OTHER MATERIALS, DATA OR OTHER INFORMATION SUPPLIED TO BUYER IN CONNECTION WITH BUYER’S INSPECTION OF THE ASSETS (INCLUDING THE MANAGEMENT BUSINESS). EXCEPT AS OTHERWISE PROVIDED IN ARTICLE V OR IN THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED BY MPSI OR SELLER AT CLOSING, MPSI AND SELLER EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY. BUYER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN ARTICLE V OR IN THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED BY MPSI OR SELLER AT CLOSING, THE DISCLOSURE INFORMATION IS PROVIDED ONLY FOR BUYER’S CONVENIENCE AS A STARTING POINT FOR COMMENCING BUYER’S OWN EXAMINATION OF THE ASSETS

(INCLUDING THE MANAGEMENT BUSINESS). BUYER AGREES THAT IT WILL RELY EXCLUSIVELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF EVERY ASPECT OF THE ASSETS (INCLUDING THE MANAGEMENT BUSINESS) AND NOT ON THE DISCLOSURE INFORMATION. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS HAD SUFFICIENT TIME AND OPPORTUNITY TO PERFORM ANY INSPECTIONS BUYER MAY HAVE DESIRED. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 6.7(C), NOTHING IN THIS SECTION 6.7(C) SHALL LIMIT, WAIVE, IMPAIR OR OTHERWISE AFFECT (I) ANY ADJUSTMENT TO THE MERGER CONSIDERATION PURSUANT TO SECTION 3.2, (II) ANY CLAIM OR RECOVERY UNDER ARTICLE IX OR (III) ANY CLAIM FOR FRAUD OR ANY RIGHT TO SPECIFIC PERFORMANCE UNDER THIS AGREEMENT.
ARTICLE VII
COVENANTS
7.1    Conduct of the Business.
(a)    Seller covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement (including as described in Schedule 7.1) and the other Transaction Documents, (ii) for the effect of the announcement and consummation of the transactions contemplated hereby or thereby, (iii) as required by applicable Laws, or (iv) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Seller shall cause the Management Business to be operated in the Ordinary Course of Business, and shall use commercially reasonable efforts to preserve, maintain and protect the Assets and properties of the Management Business; provided, that such efforts shall not include any requirement or obligation to make any payment or assume any liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract.
(b)    In furtherance and not in limitation of Section 7.1(a), during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement (including as described in Schedule 7.1) and the other Transaction Documents, (ii) as required by applicable Laws, or (iii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), neither Seller nor MPSI shall, with respect to the Management Business, take any of the following actions:
(i)    amend the MPSI Organizational Documents;
(ii)    authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any capital stock of MPSI, or grant any rights to subscribe for or acquire any capital stock of MPSI;
(iii)    declare, set aside, make or pay any non-cash dividend or distribution (whether in stock, property or otherwise), in respect of the Membership Interests to Seller;

(iv)    increase the compensation or benefits paid or payable (including wages, salaries, bonuses or any other remuneration) or to become payable to any employee or contractor of MPSI in excess of $100,000, except for increases (A) required in accordance with the terms of any Plan in effect on the date hereof, or (B) required by applicable Laws;
(v)    (A) establish, adopt, or enter into new, or amend or terminate any existing, Plan or any labor union or collective bargaining Contract, except to the extent required by applicable Laws, or (B) except as may be required by applicable Laws or pursuant to the terms of any Plan in effect on the date hereof, fund, or agree to fund, any compensation or benefits under any Plan with respect to any current or former employee or contractor of MPSI;
(vi)    other than in the Ordinary Course of Business, terminate the service relationship or employment, other than for cause, of any employee of MPSI or any independent contractor providing material services to MPSI or with respect to the Management Business, or transfer the employment or service relationship of any such Person, or make any variation to the terms and conditions of engagement or employment of any such Person;
(vii)    other than in the Ordinary Course of Business, hire any individual who would become an employee or contractor of MPSI or any of its Subsidiaries unless required to replace an employee or contractor whose employment or engagement is terminated as permitted hereunder (and only subject to terms reasonably comparable to those of the employee or contractor being replaced);
(viii)    sell, assign, transfer, convey, lease or otherwise dispose of any Assets or properties of MPSI that are material, individually or in the aggregate, to the Management Business, taken as a whole, to any Person or encumber any such Assets, in each case, other than in the Ordinary Course of Business;
(ix)    except as required or permitted by a change in applicable Law or by a Governmental Authority with competent jurisdiction, make any change in any method of accounting or auditing practice in effect on January 1, 2025 with respect to the Management Business;
(x)    pay, discharge, settle or satisfy any liabilities of MPSI, other than payments, discharges, settlements or satisfactions in the Ordinary Course of Business to the extent that such payment, settlement, discharge or satisfaction would not increase the liabilities of MPSI by an aggregate amount in excess of $100,000;
(xi)    other than in the Ordinary Course of Business, enter into any transaction that would result in liability to MPSI in excess of $50,000 individually or $100,000 in the aggregate;
(xii)    acquire any assets that would be material, individually or in the aggregate, to the Management Business, taken as a whole, except in the Ordinary Course of Business;

(xiii)    except as contemplated by this Agreement, make or change any material Tax election or method of accounting, settle any dispute or claim with respect to material Taxes, affirmatively surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than extensions to file Tax Returns pursuant to an automatic extension);
(xiv)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(xv)    make any material loans or material advances to any Person, except for advances to employees or officers of MPSI for expenses incurred in the Ordinary Course of Business;
(xvi)    make or enter into any Material Contract, or amend or terminate any existing Material Contract, except (A) in the Ordinary Course of Business, or (B) to the extent such Material Contract is terminable by MPSI with thirty (30) days prior written notice; or
(xvii)    commit or agree to do any of the foregoing.
(c)    Notwithstanding the foregoing or anything in this Agreement to the contrary, Seller may take (or not take, as the case may be) any of the actions described in Section 7.1(a) or Section 7.1(b) above if reasonably necessary under emergency circumstances (or as required pursuant to applicable Laws); provided, that Seller shall promptly provide notice of any such action to Buyer.
(d)    After the completion of the Pre-Closing Reorganization but before the Closing, MPSI shall transfer to Seller any intercompany receivable from Mandel Group, Inc. or Mandel Development, Inc. and following such transfer, MPSI shall have no right with respect to any such intercompany receivables.
7.2    Access to Information. During the Interim Period, subject to the prior written consent of Seller which shall not be unreasonably withheld, conditioned or delayed, Buyer and its representatives shall have such reasonable access during normal business hours to MPSI’s management and to the books and records, Tax Returns, work papers and such other documents and information of MPSI, as Buyer may reasonably request in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller and MPSI shall not be required by this Section 7.2 to provide Buyer and its representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business (provided, however, that Seller and MPSI, as applicable, shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (ii) of a sensitive or personal nature that would reasonably be expected to expose Seller, MPSI, Buyer or any of their respective Affiliates to the risk of liability, (iii) the disclosure of which would violate any Law applicable to such Party or any of its representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (iv) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Buyer will use its reasonable best efforts to minimize any disruption to the businesses of Seller and MPSI and any of their respective Affiliates that may result from the requests for access, data and information hereunder.
7.3    Efforts to Close; Third‑Party Consents. Buyer and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action and make, or cause to be made, all filings necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and shall reasonably cooperate with the other Parties in doing so (including, furnishing, or causing their respective Affiliates to furnish, to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement); provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its Subsidiaries or their respective Affiliates, or (b) otherwise to take or commit to take any actions that would limit the freedom of such Party, its Subsidiaries or their respective Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the transactions contemplated by this Agreement, none of the Parties or any of their respective representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees and any other expenses required to be paid in connection with obtaining the consent or approval of any lender with respect to any Debt.
7.4    Notification of Certain Matters. Buyer, on the one hand, and Seller, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other: (i) if any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; (ii) of the failure of such Party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; (iii) of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iv) of any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (v) of any Action pending or, to such Party’s Knowledge, threatened in writing against a Party or the Parties relating to this Agreement or the transactions contemplated by this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by Buyer or Seller to provide such prompt notice under this Section 7.4 shall not constitute a breach of covenant for purposes of Section 8.4(b)(ii), Section 8.4(c)(ii), Article IX, Section 10.1(c) or Section 10.1(d).
7.5    Personnel.
(a)    Schedule 7.5(a) sets forth the employees of MPSI, allocated as to those who shall:
(i)    remain employed by MPSI (or an Affiliate of Buyer) following the Closing (the “Designated Employees”).
(ii)    be employed by Seller (or an Affiliate of Seller other than MPSI) following the Closing (the “Mandel Employees”); or
(iii)    be terminated prior to the Closing with respect to their employment with Seller (or an Affiliate of Seller) and who shall not become Designated Employees or Mandel Employees (the “Unallocated Employees”).
(b)    Employment of each Designated Employee by MPSI or an Affiliate of Buyer after Closing shall be on an “at‑will” basis.
(c)    Buyer shall offer employment to each Designated Employee, on terms consistent with the requirements of this Section 7.5, effective as of the Closing. With respect to each Designated Employee who receives an offer of employment from Buyer, Seller shall terminate, or cause the termination of, such Designated Employee’s employment with MPSI immediately prior to the Closing, and Buyer’s employment of such Designated Employees who accept the offer of employment from Buyer shall commence as of the Closing. Seller shall terminate, or cause the termination of, each Mandel Employee’s employment with MPSI no later than the Closing and offer employment to each Mandel Employee, effective no later than the Closing. Seller shall terminate, or cause the termination of, each Unallocated Employee’s employment with MPSI no later than the Closing.
(d)    Seller shall, or shall cause its applicable Affiliate to, take all actions reasonably necessary to cause the active participation of any Designated Employee in any Seller Plan that is not an MPSI Plan to cease effective immediately prior to the Closing, and Buyer shall, or shall cause its applicable Affiliate to, take all actions reasonably necessary to cause the active participation of each Designated Employee to commence in the corresponding benefit and compensation plans, programs, policies, agreements and arrangements established or maintained by Buyer or its Affiliates effective immediately after the Closing. Seller shall, or shall cause its applicable Affiliate to, take all actions reasonably necessary to cause MPSI to cease being a participating and/or adopting employer in any Seller Plans (other than MPSI Plans) effective immediately after the Closing.
(e)    For a period of one (1) year following the Closing Date (or, if earlier, a Designated Employee’s termination of employment), Buyer shall provide or shall cause to be provided to each Designated Employee (i) annual base compensation (salary or hourly wages, as applicable) and annual cash bonus compensation opportunities that, in each case, are no less favorable than those that were provided to such Designated Employee immediately before the Closing Date and (ii) employee benefits (excluding severance, equity and equity-based compensation, long term incentive, transaction bonuses, retention arrangements, retiree welfare, defined benefits, maternity/paternity leave, and material fringe benefits) that are no less favorable in the aggregate than either (in the Buyer’s reasonable discretion; provided that Buyer will work with Seller in good faith to address concerns raised by Seller related to reductions in benefits) (1) those that were provided to such Designated Employee immediately prior to the Closing Date, or (2) those provided by the Buyer to its similarly situated employees.
(f)    Buyer shall, or shall cause its applicable Affiliates to, use commercially reasonable efforts to cause the active participation of each Designated Employee in Buyer’s employee benefit plans (the “Buyer Plans”) to commence immediately after the Closing. For purposes of eligibility to participate, vesting and determining levels of benefits under the Buyer Plans, each Designated Employee shall be credited with his or her years of service with MPSI and its Affiliates (and their predecessors, if any, prior to the Closing, to the same extent as such Designated Employee was entitled to credit for such service under the corresponding Seller Plan in which such Designated Employee participated immediately prior to the Closing Date; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that it would result in a duplication of benefits. In addition, Buyer shall use commercially reasonable efforts to provide that (i) all pre-existing condition exclusions and actively-at-work requirements of each Buyer Plan be waived for each Designated Employee and his or her covered dependents, and (ii) during the plan year in which the Closing Date occurs, any eligible expenses paid by each Designated Employee and his or her covered dependents during the portion of the plan year of the Seller Plans ending on the date such Designated Employee’s participation in the corresponding Buyer Plan begins shall be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Designated Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.
(g)    The provisions of this Section 7.5 are solely for the benefit of the parties to this Agreement, and neither any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement.
7.6    Cost Sharing and Transition Services Agreement. At the Closing, Buyer (or MPSI) and Seller (or an Affiliate of Seller) shall enter into a Cost Sharing and Transition Services Agreement in form and substance reasonably acceptable to the Parties (the “Cost

Sharing and Transition Services Agreement”), with an initial term of twelve (12) months (or such other period as the Parties may mutually agree) providing for such cost sharing and transition services as the Parties identify, including (i) an allocation of time and compensation for Designated Employees and Mandel Employees that will provide services to MPSI, Seller and their respective Affiliates following the Closing, and (ii) an allocation of operating expenses identified by the Parties.
7.7    Form of Third‑Party Managed Contracts. The form of Third‑Party Managed Contract, including reporting and deliverables, indemnities, insurance and other customary provisions, shall be in form and substance reasonably acceptable to the Parties and shall be used to document the Third‑Party Managed Contracts as of and following the Closing.
7.8    Non‑Solicitation; No‑Hire.
(a)    For a period of one (1) year following the Closing Date, each of Mandel, Dave Pavela and Robert Monnat (and any Affiliates of or other entities controlled by any of them) (collectively, the “Principals”) shall not, directly or indirectly, solicit or hire any officer, director or employee of MPSI or any of its Subsidiaries, in each case without Buyer’s prior written consent.
(b)    Notwithstanding Section 7.8(a), the Principals shall not be prohibited from hiring any officer, director or employee who: (i) responds to a general solicitation for employment not directed at, or targeted to, such individual; (ii) is identified independently by a third‑party recruiting firm without guidance from any Principal to contact such individual specifically; (iii) has been terminated as an officer, director or employee prior to such solicitation or hiring; or (iv) following the termination of any Third‑Party Managed Contract, is an employee of MPSI primarily providing services to any property that is, as of the Closing, the subject of such Third‑Party Managed Contract.
(c)    Each Principal acknowledges that the limitations as to time and scope set forth in this Section 7.8 are reasonable in all respects and do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer. The provisions of this Section 7.8 shall be enforceable by Buyer through specific performance and injunctive relief, in addition to all other remedies available at law or in equity.
7.9    Confidentiality; Buyer Materials. The Parties acknowledge that Mandel and Buyer (or their respective Affiliates) entered into that certain Confidentiality Agreement dated May 2, 2025 (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms during the term of this Agreement. Each Party will hold, and will cause its respective representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Agreement (including Section 7.2), in strict confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement. Effective as of the Closing, the Confidentiality Agreement shall be terminated and shall be of no further force or effect, and from and after the Closing no party thereto shall have any further rights or obligations thereunder; provided, however, that such termination shall not relieve any party thereto of liability for any breach of the Confidentiality Agreement occurring prior to the Closing, and the Parties shall remain subject to Section 7.11.
7.10    Exclusivity. During the Interim Period, Seller will not, and shall direct and use all commercially reasonable efforts to cause its representatives not to: (a) solicit, encourage, initiate, or otherwise knowingly facilitate any inquiries or the making of any proposal or offer with respect to or relating to Another Transaction, (b) conduct any discussions, enter into any negotiations, agreements, understandings or transactions, or provide any information to any Person (other than Buyer and its representatives) with respect to or relating to Another Transaction, or (c) provide any non-public financial or other confidential or proprietary information regarding MPSI (including this Agreement and any other materials containing Buyer’s proposed terms and any other financial information, projections or proposals regarding the Management Business) to any Person (other than Buyer and its representatives) in connection with Another Transaction. As used herein, the term “Another Transaction” means (i) the sale of the Management Business or substantially all of the Assets of MPSI, or (ii) the sale (whether by sale of stock, merger, consolidation or otherwise) of any of the Membership Interests.
7.11    Publicity. Except as required by a Governmental Authority with competent jurisdiction or applicable Laws, and except for disclosures required to be made in the financial statements of Buyer or of Seller or any of their respective Affiliates or in publicly filed documents necessary to effect the transactions contemplated by this Agreement and the other Transaction Documents and offering documents, so long as this Agreement is in effect and for one year after the Closing, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ prior written consent, (a) make any disclosure to the extent required by applicable Law, (b) communicate on a confidential basis with third parties to the extent necessary for the purpose of seeking any third-party consent in accordance with this Agreement or the other Transaction Documents, (c) communicate with its representatives who have a need to know in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (d) provide communications and engage in discussions regarding this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, based on, and consistent in all material respects with, the PPM and Solicitation Materials (each as defined in the Propco Acquisition Agreements), with such Party’s equity holders in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. This Section 7.11 shall survive the Closing for a period of one year.
7.12    Tax Matters.
(a)    Pre-Closing Tax Returns. Seller will cause to be prepared (i) all income Tax Returns for MPSI for all Pre-Closing Tax Periods to the extent that (A) MPSI is treated as an

S corporation within the meaning of Section 1362 of the Code, qualified subchapter S subsidiary within the meaning of Section 1361(b)(3) of the Code or pass-through entity for purposes of such Tax Return, and (B) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of Seller or the equityholders of Seller (“Pass-Through Tax Return”) and (ii) any other Tax Returns for Pre-Closing Tax Periods that are required to be filed by MPSI after the Closing Date (“Other Pre-Closing Tax Returns”). All such Tax Returns shall be filed in accordance with the past practices of MPSI except to the extent required to reflect the consummation of the transactions contemplated by this Agreement or contrary to applicable Laws. At least thirty (30) days prior to the due date for filing such Tax Returns (other than monthly or quarterly Tax Returns for sales tax, use tax, payroll tax or social security), Seller will deliver a copy of all such Tax Returns (other than a Tax Return relating to sales, use, payroll or other Taxes that is required to be filed contemporaneously with, or promptly after, the close of a Tax period, for which a copy shall be delivered to Buyer contemporaneously with such filing), to Buyer for its review and comment. With respect to Pass-Through Tax Returns, Seller will consider in good faith any reasonable comments received from Buyer at least fifteen (15) days prior to the due date (including any applicable extension); provided, however, that if a tax position taken on such Pass-Through Tax Return is with respect to a Reviewable Issue, then Seller and Buyer shall seek in good faith to resolve any disagreement and revise such Pass-Through Tax Return to reflect the parties’ agreement on such Reviewable Issue. A “Reviewable Issue” means an issue that will have a materially adverse impact on Buyer’s or its Affiliates’ income or deductions for a taxable period (or portion thereof) that begins after the Closing Date in respect of its ownership of MPSI, and is not related to the allocation of the purchase price contemplated by Section 7.12(f). With respect to Other Pre-Closing Tax Returns, Seller will revise to incorporate any reasonable comments received from Buyer and, not later than five (5) days prior to the due date for filing each Other Pre-Closing Tax Returns, will provide the revised Other Pre-Closing Tax Returns to Buyer (executed, as may be required, by any present or former authorized owners or officers of MPSI) for filing by Buyer with the appropriate Governmental Authority. Not later than three (3) days prior to the due date for payment of Taxes with respect to each Other Pre-Closing Tax Return (as revised to incorporate Buyer’s reasonable comments), Seller will pay to (or at the direction of) Buyer the amount of Taxes shown due on such Other Pre-Closing Tax Returns to the extent not taken into account in the Purchase Price.
(b)    Straddle-Period Tax Returns. Buyer will prepare or cause to be prepared the Tax Returns of MPSI for a Straddle Period (“Straddle Tax Returns”). All such Tax Returns shall be filed in accordance with the past practices of MPSI except to the extent required to reflect the consummation of the transactions contemplated by this Agreement or contrary to applicable Laws. Not later than thirty (30) days prior to the due date for filing the Straddle Tax Returns (other than monthly or quarterly Tax Returns for sales tax, use tax, payroll tax or social security), Buyer will deliver a copy of the Straddle Tax Returns (other than a Tax Return relating to sales, use, payroll or other Taxes that is required to be filed contemporaneously with, or promptly after, the close of a Tax period, for which a copy shall be delivered to Seller contemporaneously with such filing) to Seller for its review and comment. Buyer will cause the Straddle Tax Returns (as revised to incorporate Seller’s reasonable comments) to be filed timely with the appropriate Governmental Authority and will provide a copy of the filed Straddle Tax Returns to Seller. Not later than three (3) days prior to the due date for payment of Taxes with respect to the Straddle Tax Returns (as revised to incorporate Seller’s reasonable comments), Seller will pay to (or at the direction of) Buyer the amount of any Taxes shown due on such Straddle Tax Returns attributable to any period (or portion thereof) ending on the Closing Date (as determined consistent with Section 7.12(c)) to the extent not taken into account in the Purchase Price.
(c)    Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:
(i)    in the case of Taxes that are imposed on a periodic basis with respect to the Assets or capital of MPSI, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of days in the entire period; and
(ii)    in the case of all other Taxes, determined based on a closing of the books as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period.
(d)    Tax Proceedings. The Parties shall promptly notify each other upon receipt by such party of written notice of any Tax Proceedings with respect to any Tax Return filed by MPSI for a taxable period (or portion thereof) that ends on or before the Closing Date. To the extent any such Tax Proceeding is reasonably expected to result in an increase in Tax liabilities of Seller (or any equityholder of Seller) in respect of a taxable period (or portion thereof) that ends on or before the Closing Date or a reduction in the Purchase Price, Seller shall have the right to fully control any such Tax Proceeding and Buyer shall cooperate with Seller in connection with the conduct of any such Tax Proceeding; provided, however, that the controlling party shall (i) keep the non-controlling party reasonably informed of the status of such Tax Proceeding (including furnishing all material correspondences and documents from the relevant Governmental Authority in connection with such Tax Proceeding) and shall permit the non-controlling party (at its own expense) to participant in the defense of such Tax Proceeding, and (ii) shall not settle or compromise such Tax Proceeding without the prior written consent of the non-controlling party (which consent shall not be unreasonably conditioned, withheld or delayed).
(e)    Pre-Closing Tax Actions. Without the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld or delayed) and except to the extent expressly provided for in this Agreement, from and after the Closing, Buyer shall not (and shall not permit or cause any of its Affiliates, including MPSI after the Closing, to): (i) make, change, or revoke any Tax election or accounting method with respect to, or that has any retroactive effect on, MPSI for any taxable period (or portion thereof) that ends on or before the

Closing Date; (ii) except for the filing of Tax Returns in accordance with Section 7.12(a) and (b), file any Tax Return of MPSI with respect to any taxable period (or portion thereof) that ends on or before the Closing Date; (iii) amend or cause to be amended any Tax Return of MPSI with respect to any taxable period (or portion thereof) that ends on or before the Closing Date; (iv) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of MPSI for any taxable period (or portion thereof) that ends on or before the Closing Date; (v) enter into any voluntary disclosure with any Governmental Authority regarding any Tax or Tax Returns of MPSI for any taxable period (or portion thereof) that ends on or before the Closing Date; (vi) extend or waive the applicable statute of limitations with respect to a Tax of MPSI for any taxable period (or portion thereof) that ends on or before the Closing Date; or (vii) cause MPSI to engage in a transaction after the Closing on the Closing Date that is outside the Ordinary Course of Business, in each case, to the extent any such action is reasonably expected to result in an increase in Tax liabilities of Seller (or any equityholder of Seller) in respect of a taxable period (or portion thereof) that ends on or before the Closing Date or a reduction in the Purchase Price.
(f)    Purchase Price Allocation. None of Seller, Buyer, MPSI and their respective Affiliates shall take (or permit others to take on its behalf) any position, whether in connection with a Tax Claim, a Tax audit, a Tax Return or otherwise, that is inconsistent with Exhibit C attached hereto (“Purchase Price Allocation”), unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law). If any Governmental Authority disputes the Purchase Price Allocation, the party receiving notice of the dispute or audit shall promptly notify the other party hereto and any related or resulting Action shall be governed by Section 7.12(d).
(g)    Transfer Taxes. The Parties shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. All Transfer Taxes (including any related fees and expenses) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
7.13    Cooperation on Tax Matters. Each Party will cooperate fully as and to the extent reasonably requested by another Party in connection with the filing of Tax Returns with respect to MPSI and any audit, litigation, proceeding or other Action with respect to Taxes imposed on or with respect to MPSI (each a “Tax Proceeding”). Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall promptly notify each other Party upon receipt of written notice of any such Tax Proceeding. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this

Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, including claims for refund, or in conducting a Tax Proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement.
7.14    Books and Records. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to the originals of all Books and Records; provided, that Seller shall be entitled to retain copies of all Books and Records for purposes of Tax compliance, financial reporting and any other legitimate business purpose. Prior to the Closing, Seller will cause MPSI to maintain such originals of all Books and Records in the possession of Seller, MPSI and their Affiliates and, at or promptly following the Closing, Seller will deliver to Buyer such originals of all Books and Records in Seller’s possession and will reasonably cooperate with Buyer in the preparation and/or audit of historical financial statements for the Management Business for any periods prior to the Closing as may be reasonably requested by Buyer. From and after the Closing, Buyer shall (a) cause (at its sole expense) MPSI to maintain and preserve all such Books and Records and other documents in the possession of MPSI as of the Closing Date (or delivered by Seller to Buyer following the Closing) that are required to be retained under current retention policies until the date that is six (6) years after the Closing Date, and (b) provide Seller with reasonable access (during normal business hours and upon reasonable advance notice) to the Books and Records for purposes of Tax compliance, financial reporting and any other legitimate business purpose. Seller shall keep confidential, and shall use commercially reasonable safeguards to protect, any Books and Records or information retained or accessed under this Section 7.14 and shall use such Books and Records and information solely for the permitted purposes described in this Section 7.14.
7.15    Further Assurances. Each Party will, at the request of any other Party, take such further actions as are reasonably requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement.
7.16    Indemnification of Officers and Directors of MPSI.
(a)    For a period of six (6) years from the Closing Date, Buyer agrees that it will cause MPSI and its successors and assigns to honor and fulfill the obligations (including both indemnification and advancement of expenses) of MPSI with respect to the D&O Indemnified Persons under the MPSI Organizational Documents, unless required by applicable Law. This Section 7.16 and the covenants made hereunder will survive the Closing for a period of six (6) years from the Closing Date, and are expressly intended to be for the benefit of, and will be enforceable by, each of the former or present directors and officers as of the date hereof (each, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”). The indemnification provided for herein will not be deemed exclusive of any other rights to which such D&O Indemnified Person is entitled under Law. If MPSI or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of MPSI will succeed to the obligations set forth in this Section 7.16.
(b)    Prior to the Closing Date, MPSI, in its sole discretion, may obtain a prepaid extended reporting period or tail policy insuring the D&O Indemnified Persons under the current program of directors’ and officers’ liability insurance maintained by MPSI on terms and conditions (including coverage limits) no less favorable than the coverage currently provided to such D&O Indemnified Persons that will be effective commencing with the Closing Date and ending six (6) years thereafter and that will afford coverage for actual and alleged acts or omissions occurring at, during or prior to the Closing Date including with respect to the transactions contemplated herein (the “D&O Tail Policy”). Seller shall bear the entire costs and expenses of such insurance coverage. Buyer shall not, and, following the Closing, shall not allow MPSI to, amend, waive, modify or terminate the D&O Tail Policy unless required by applicable Law. The payment of any deductible that is payable in connection with such D&O Tail Policy shall be the responsibility of the applicable D&O Indemnified Person in respect of whom a claim or claims are made thereunder.
(c)    Nothing in this Agreement is intended to, will be construed to, or will release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to MPSI or any of its directors or officers.
(d)    Notwithstanding anything contained in this Section 7.16 or elsewhere in this Agreement, no D&O Indemnified Person shall be entitled to indemnification, advancement of expenses or any other protection pursuant to this Section 7.16 with respect to (i) such Person’s Fraud or (ii) any Damages pursuant to Article IX.
7.17    R&W Insurance Policy. Buyer shall cause the R&W Insurance Policy to be conditionally bound by the Closing Date to provide Buyer with insurance coverage in respect of inaccuracies or breaches of the representations and warranties made by Seller, MPSI and Mandel contained herein. The R&W Insurance Policy shall expressly provide that the insurer thereunder may not seek to or enforce any subrogation rights it might have against Seller or Mandel (except in the case of Fraud). The premium, underwriting fee, brokerage commissions and other costs and expenses (other than attorney’s fees) related to the R&W Insurance Policy (the “Shared Policy Costs”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Following the Closing, Buyer shall not amend, terminate, or modify the R&W Insurance Policy subrogation provisions in any manner that would adversely affect Seller or Mandel without the prior written consent of Seller. In the event this Agreement is terminated prior to Closing, the Shared Policy Costs shall be borne one hundred percent (100%) by Buyer; provided that Seller shall bear 100% of such costs if the termination is on account of a Seller Terminating Breach.
7.18    Transaction Expenses. On or prior to the Closing, Seller, in its sole discretion and responsibility, shall pay in full all Transaction Expenses and/or shall holdback from distribution of the Purchase Price any amounts necessary to pay any unpaid, accrued or outstanding Transaction Expenses. From and after the Closing, Buyer shall promptly notify Seller upon receipt by any CCI Party or their respective Affiliates of any invoices or other claims for payment relating to Transaction Expenses and, following receipt of such notice, Seller shall pay, or cause to be paid, the Transaction Expenses evidenced in such invoice or other claim for payment that are not in dispute with the applicable service provider (and shall pay any disputed amounts of Transaction Expenses following resolution with respect thereto). Notwithstanding anything herein to the contrary, this obligation shall survive Closing and shall not be subject to any deductible, cap, survival period or exclusive-remedy limitation set forth in Article IX.

ARTICLE VIII
CLOSING; CLOSING DELIVERIES; CONDITIONS PRECEDENT
8.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote exchange of signatures and closing deliveries on the date that is no later than three (3) Business Days after the satisfaction or, where permissible, waiver of the conditions set forth in Section 8.4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date as the Parties may mutually agree (the “Closing Date”).
8.2    Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer: (a) an Assignment Agreement in form and substance reasonably acceptable to the Parties, duly executed by Seller (the “Assignment Agreement”); (b) the Cost Sharing and Transition Services Agreement, duly executed by Seller (or an Affiliate of Seller); (c) a certificate of an authorized officer of MPSI confirming satisfaction of the conditions in Sections 8.4(b)(i), (ii) and (iii); (d) duly executed and correctly completed Internal Revenue Service Form W-9 of Seller establishing an exemption from withholding on amounts payable to Seller hereunder; (e) resignations of all directors and officers of MPSI (other than those who will continue to serve following the Closing); (f) the Spousal Consent in form and substance reasonably acceptable to the Parties, duly executed by Mandel’s spouse and consenting to the Pre-Closing Reorganization, the Conversion and Seller’s sale and transfer of the Membership Interests to Buyer (the “Spousal Consent”); and (g) such other documents as are required by this Agreement to be delivered by Seller or MPSI at the Closing.
8.3    Buyer’s Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller: (a) the Closing Cash Consideration in immediately available funds in accordance with the wire instructions provided by Seller; (b) the Assignment Agreement, duly executed by Buyer; (c) the Cost Sharing and Transition Services Agreement, duly executed by Buyer (or MPSI); (d) a certificate of an authorized officer of Buyer confirming satisfaction of the conditions in Sections 8.4(c)(i) and (ii); (e) a copy of the R&W Insurance Policy, which R&W Insurance Policy shall be in full force and effect or conditionally bound as of the Closing, subject to all applicable terms and conditions thereunder; and (f) such other documents as are required by this Agreement to be delivered by Buyer at the Closing.
8.4    Conditions Precedent.
(a)    Conditions to the Obligations of Each Party. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver in writing by both Parties) of: (i) the absence of any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and (ii) the receipt of all required regulatory approvals of any Governmental Authority (if any).
(b)    Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by Buyer) of the following further conditions:
(i)    (A) the representations and warranties of Seller, MPSI and Mandel set forth in the Fundamental Representations shall be true and correct in all material respects (without giving effect to any materiality or MPSI Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (B) each of the other representations and warranties of Seller, MPSI and Mandel contained in this Agreement shall be true and correct (without giving effect to any materiality or MPSI Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or MPSI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a MPSI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (A) and (B) only on and as of such date;
(ii)    Seller, MPSI and Mandel shall have performed in all material respects all covenants required to be performed by them at or prior to the Closing;
(iii)    all third‑party consents identified on Schedule 8.4(b)(iii) shall have been obtained;
(iv)    since the date of this Agreement, there shall not have occurred any MPSI Material Adverse Effect with respect to MPSI or the Management Business;
(v)    the Conversion shall have been consummated; and
(vi)    Seller shall have delivered the items set forth in Section 8.2.
(c)    Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by Seller) of the following further conditions:
(i)    (A) the representations and warranties of Buyer set forth in the Fundamental Representations shall be true and correct (without giving effect to any materiality qualifications set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (B) each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct

(without giving effect to any materiality qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Buyer Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (A) and (B) only on and as of such date;
(ii)    Buyer shall have performed in all material respects all covenants required to be performed by it at or prior to the Closing;
(iii)    the closing of the transactions contemplated by the PropCo Acquisition Agreements representing at least fifty percent (50%) of the aggregate purchase price for all Owner Entities (as defined in the PropCo Acquisition Agreements) and at least fifty percent (50%) of the total number of the Properties (as defined in the PropCo Acquisition Agreements) shall have occurred (or shall be occurring substantially concurrently with the Closing);
(iv)    since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect; and
(v)    Buyer shall have delivered the items set forth in Section 8.3.
(d)    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 8.4 to be satisfied if such failure were caused by such Party’s failure to act in good faith.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification by Seller and Mandel.
(a)    Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any Damages arising out of, relating to or resulting from: (i) any breach of any representation or warranty of Seller or MPSI contained in Article V of this Agreement or any certificate delivered hereunder; (ii) any breach by Seller or MPSI of any covenant or obligation contained in this Agreement; and (iii) any Third-Party Claims against MPSI to the extent arising out of, relating to or resulting from facts, events, circumstances, actions or omissions first arising, occurring or existing prior to the Closing and relating to MPSI or the Management Business.
(b)    Subject to the limitations set forth in this Article IX, from and after the Closing, Mandel shall defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any Damages arising out of, relating to or resulting from: (i) any breach of any representation or warranty of Mandel contained in Article IV of this Agreement or any certificate delivered hereunder; and (ii) any breach by Mandel of any covenant or obligation contained in Section 7.8 of this Agreement.
(c)    Notwithstanding the foregoing, Seller and Mandel shall defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any Damages arising out of, relating to or resulting from the invalidity, unenforceability or ineffectiveness of the Spousal Consent.
9.2    Indemnification by Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing, Buyer shall defend, indemnify and hold harmless Seller and Seller’s Affiliates and their respective directors, officers, employees, agents and representatives (the “Seller Indemnified Parties”) from and against any Damages arising out of, relating to or resulting from: (a) any breach of any representation or warranty of Buyer contained in Article VI of this Agreement or any certificate delivered hereunder; and (b) any breach by Buyer of any covenant or obligation contained in this Agreement.
9.3    Limitations.
(a)    Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months. The indemnification obligations set forth in Section 9.1(a)(iii) with respect to Third-Party Claims shall survive the Closing for a period of twelve (12) months. Covenants shall survive in accordance with their terms or, if no period is specified, shall terminate at the Closing.
(b)    Limitations of Liability. Notwithstanding any other provision of this Agreement, absent Fraud, Seller’s and Mandel’s aggregate liability:
(i)    for breaches of representations and warranties other than Fundamental Representations, and indemnification obligations arising therefrom, and for any Third-Party Claims indemnifiable pursuant to Section 9.1(a)(iii), shall not exceed $100,000 in the aggregate;
(ii)    for breaches of Fundamental Representations, and indemnification obligations arising therefrom, shall not exceed $500,000;
(iii)    for breaches or failure to perform by Seller or MPSI of any covenant or obligation contained in this Agreement, and indemnification obligations arising therefrom, shall not exceed the Purchase Price actually received by Seller pursuant to this Agreement; and
(iv)    for any Damages arising out of, relating to or resulting from the invalidity, unenforceability or ineffectiveness of the Spousal Consent, shall not exceed the Purchase Price actually received by Seller pursuant to this Agreement.

(c)    Order of Recovery. Notwithstanding any other provision of this Agreement, absent Fraud, any Damages for which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 9.1(a)(i) or Section 9.1(b)(i) shall be satisfied (i) first, from Seller or Mandel, as applicable, until an aggregate amount equal to the R&W Policy Retention has been recovered by the Buyer Indemnified Parties, (ii) second, from the R&W Insurance Policy, up to the extent of the available recovery remaining thereunder, and (iii) thereafter, from Seller or Mandel, as applicable, subject to the limitations set forth in this Article IX (including, Sections 9.3(b)(i) and (ii)).
(d)    Covenant Basket. Notwithstanding anything to the contrary in this Article 10, (i) no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(b) unless and until the aggregate amount of all Losses for which Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 10.2(b) exceeds One Hundred Thousand Dollars ($100,000) (the "Covenant Basket"), in which case the Buyer Indemnified Parties shall be entitled to indemnification for the full amount of such Losses (including the amount of the Covenant Basket), and (ii) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.3(b) unless and until the aggregate amount of all Losses for which Seller Indemnified Parties would otherwise be entitled to indemnification under Section 10.3(b) exceeds One Hundred Thousand Dollars ($100,000), in which case the Seller Indemnified Parties shall be entitled to indemnification for the full amount of such Losses (including the amount of the Covenant Basket).
(e)    Net of Recovery. Damages shall be calculated net of any insurance or other third‑party recoveries actually received by the Indemnified Party in connection with the facts giving rise to the Claim. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which it may seek indemnification hereunder.
(f)    IN NO EVENT SHALL ANY INDEMNIFYING PARTY (AS DEFINED BELOW) BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT LIMIT DAMAGES IF SUCH PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES ARE INCLUDED IN AN UNDERLYING CLAIM BY A THIRD PARTY FOR WHICH AN INDEMNITY CLAIM IS MADE.
(g)    Notwithstanding anything in this Agreement to the contrary, (i) the right to indemnification under this Article IX based on covenants and agreements in this Agreement shall not be available to any Indemnified Party (defined below) that had Knowledge at any time prior to the Closing Date with respect to the breach of any such covenant or agreement, and (ii) the right to indemnification under this Article IX based on representations and warranties in this Agreement shall not be available to any Indemnified Party that had Knowledge at any time prior to the date of this Agreement with respect to the breach of any such representation or warranty.
9.4    Claim Procedures.
(a)    Each Party that desires to make a Claim for indemnification pursuant to this Article IX (an “Indemnified Party”) will provide notice (a “Claim Notice”) thereof in writing to Buyer (if the Indemnified Party is a Seller Indemnified Party) or to Seller (if the Indemnified Party is a Buyer Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 9.4(a), receipt by a Party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Party will require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send, or delay in sending, a Claim Notice will not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.
(b)    During the thirty (30)-day period commencing upon receipt by the Indemnifying Party of the Claim Notice (the “Dispute Period”), the Indemnifying Party may deliver to the Indemnified Party who delivered the Claim Notice a written response (the “Response Notice”), which: (i) agrees that the full Claim is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claim is owed to the Indemnified Party; or (iii) indicates that no part of the Claim is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the contention that only a portion or no part of the Claim is owed to the Indemnified Party, as the case may be. Any part of the Claim that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claim, if the Response Notice asserts that no part of the Claim is owed to the Indemnified Party) is referred to as the “Contested Amount.” If the Indemnifying Party fails to deliver a Response Notice before the expiration of the Dispute Period, the Indemnifying Party shall be deemed to have accepted liability for the Claim, subject only to final determination of the amount of Damages to the extent such amount was not reasonably ascertainable in the Claim Notice. Any portion of a Claim that is agreed or deemed to be owed shall be paid within ten (10) Business Days after such agreement or deemed acceptance, and any Contested Amount shall remain subject to the dispute procedures set forth in this Section 9.4. For the avoidance of doubt, if only a portion of a Claim is disputed, the undisputed portion shall be paid when due and shall not await resolution of the Contested Amount.
(c)    If the Response Notice indicates that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for a period of thirty (30) days following receipt of the Response Notice to resolve the dispute related to the Contested Amount. If the Parties resolve such dispute, then their resolution of such dispute shall be binding on the Parties, and a settlement agreement stipulating the amount owed to the Indemnified Party shall be signed by each of the Indemnifying Party and the Indemnified Party. If the Parties are unable to resolve such dispute, the Parties will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

9.5    Calculation, Timing, Manner and Characterization of Indemnification Payments.
(a)    Payments of all amounts owing by an Indemnifying Party pursuant to this Article IX will be made within ten (10) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article IX, and (ii) if disputed, the date of the adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.
(b)    Any indemnity payments made under this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Laws following a Final Determination.
9.6    Recovery. In the event Damages suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of this Article IX independently (as contemplated in Section 9.7), such Indemnified Party will only be permitted to recover with respect to any particular Damages suffered by it one time as it is the Parties’ intent that once any particular Damages have been recovered by a particular Indemnified Party under one provision, such Damages no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Damages under another provision would constitute an unintended and prohibited “double” recovery. Notwithstanding the foregoing, an Indemnified Party shall be entitled to seek recovery under such provisions of this Agreement that maximize its recovery.
9.7    Reliance. The Parties acknowledge and agree that any of the subsections of Section 9.1 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter.
9.8    Control of Third-Party Claims.
(a)    In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, if, pursuant to or as a result of such settlement or cessation, (i) the Indemnified Party will be obligated to pay any monetary damages which, taken together with other then outstanding Claims by the Indemnified Party under this Article IX, would exceed the remaining potential Damages payable by the Indemnifying under this Article IX, (ii) injunctive or other equitable relief will be imposed against the Indemnified Party, or (iii) such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities with respect to such claim.
(b)    If the Indemnifying Party, by the fifteenth (15th) day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom in accordance with Section 9.8(a) or is not entitled to assume control of such defense pursuant to Section 9.8(c), the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed, if, pursuant to or as a result of such settlement or cessation, (i) the Indemnifying Party will be obligated to pay any monetary damages which, taken together with other then outstanding Claims by the Indemnified Party under this Article IX, would exceed the remaining potential Damages payable by the Indemnifying Party under this Article IX, (ii) injunctive or other equitable relief will be imposed against the Indemnifying Party, or (iii) such settlement does not expressly and unconditionally release the Indemnifying Party from all liabilities with respect to such claim.
(c)    Notwithstanding anything in this Section 9.8 to the contrary, upon written notice to Seller, Buyer will be entitled to control the defense of a Third-Party Claim if such claim (i) will reasonably result in liabilities which, taken together with other then outstanding Claims by Buyer under this Agreement, could exceed the remaining potential Damages payable by Seller under this Agreement, (ii) would adversely affect in any material respect Buyer or its Affiliates other than as a result of money damages, or (iii) seeks injunctive or other non-monetary relief against Buyer or its Affiliates. In the event Buyer controls such Third-Party Claim in accordance with this Section 9.8(c), Buyer will not settle or compromise such Third-Party Claim without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed, if, pursuant to or as a result of such settlement or cessation, (i) Seller, Mandel or their respective Affiliates will be obligated to pay any monetary damages which, taken together with other then outstanding Claims by Buyer and/or its Affiliates under this Article IX, would exceed the remaining potential Damages payable by Seller, Mandel or their respective Affiliates under this Article IX, (ii) injunctive or other equitable relief will be imposed against Seller, Mandel or their respective Affiliates, or (iii) such settlement does not expressly and unconditionally release Seller, Mandel and/or their respective Affiliates, as applicable, from all liabilities with respect to such claim.

(d)    This Section 9.8 shall not apply to any Tax Proceedings, which shall be governed by Section 7.12(d).
(e)    Nothing in this Section 9.8 shall apply to, limit, delay or otherwise affect any claim under, or any rights or obligations with respect to, the R&W Insurance Policy, and the Buyer Indemnified Parties shall have sole control over all matters relating to any claim or potential claim under the R&W Insurance Policy.
9.9    Exclusive Remedy. Other than in respect of Fraud, claims for specific performance of covenants or the procedures set forth in Section 3.2 with respect to adjustments to the Purchase Price, the rights of the Buyer Indemnified Parties and Seller Indemnified Parties under this Article IX (and under Section 11.10) shall be the sole and exclusive remedies of the Parties for any breach of this Agreement following the Closing.
ARTICLE X
TERMINATION
10.1    Termination Events. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Seller and Buyer;
(b)    by either Seller or Buyer if (i) any Governmental Authority shall have issued a final, non‑appealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or (ii) the Closing has not occurred on or before December 31, 2026 (the “Outside Date”); provided that the right to terminate under this Section 10.1(b)(ii) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date;
(c)    by Seller, if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of Buyer set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.4(c)(i) or Section 8.4(c)(ii) not to be satisfied at the Closing (a “Buyer Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from Seller to Buyer and the Outside Date; provided, however, that Seller shall not have such right to terminate this Agreement if a Seller Terminating Breach shall have occurred and be continuing at the time Seller delivers notice of its election to terminate this Agreement pursuant to this Section 10.1(c); or
(d)    by Buyer, if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of Seller set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.4(b)(i) or Section 8.4(b)(ii) not to be satisfied at the Closing (a “Seller Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from Buyer to Seller and the Outside Date; provided, however, that Buyer shall not have such right to terminate this Agreement if a Buyer Terminating Breach shall have occurred and be continuing at the time Buyer delivers notice of its election to terminate this Agreement pursuant to this Section 10.1(d).
10.2    Effect of Termination.
(a)    Upon termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that this Article X, Article XI, Section 7.9 (Confidentiality), Section 7.11 (Publicity) and the Confidentiality Agreement shall survive any such termination, and except as provided in Section 10.2(b).
(b)    Liquidated Damages. Notwithstanding any other provision of this Agreement, if Buyer fails to consummate the Closing as and when required by the terms of this Agreement, Buyer shall pay to Seller, as liquidated damages and as Seller’s sole and exclusive remedy in respect of such failure, an amount in cash equal to $2,000,000. The Parties acknowledge and agree that (i) the amount of such liquidated damages is not a penalty and represents a reasonable estimate of the actual damages that would be suffered by Seller, and (ii) upon payment of such liquidated damages, neither Buyer nor any of its Affiliates shall have any further liability or obligation to Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (other than as expressly contemplated by clause (a) above) other than with respect to claims of Fraud; provided that any liquidated damages paid pursuant to this Section 10.2(b) shall be credited against, and shall not be duplicative of, any recovery in respect of any such claim of Fraud.
(c)    Nothing in this Section 10.2 shall relieve any Party of liability for Fraud or intentional misrepresentation.
ARTICLE XI
MISCELLANEOUS
11.1    Assignment. This Agreement and the rights under this Agreement may not be assigned by either Party without the prior written consent of the other Parties; provided, however, that Buyer may assign without Seller’s consent the provisions and benefits of this Agreement to any Affiliate or to any transferee of all or substantially all of the Management Business or the Assets of MPSI, and Seller hereby consents to any such assignment; provided further, however, that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
11.2    Notices. Unless otherwise provided in this Agreement, all notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2): (a) when delivered by hand (with written confirmation of receipt, email being sufficient); (b) when received by the addressee, if sent by (i) certified or registered U.S. mail or (ii) a nationally recognized overnight courier, in either case, with postage prepaid and electronic delivery tracking information available; or (c) on the date sent by email (with written confirmation of receipt, email being sufficient) if sent prior to 6:00 p.m. on a Business Day in the recipient’s local time zone, and otherwise on the next Business Day:
If to Seller, addressed to:
c/o Mandel Group, Inc.
330 East Kilbourn Avenue, Suite 600 South
Milwaukee, WI 53202
Attn: Barry R. Mandel
Email: bmandel@mandelgroup.com
With copies (which shall not constitute notice) to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: David Slotkin
Email: DSlotkin@proskauer.com
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Joshua Roling
Email: jroling@foley.com
If to Buyer, addressed to:
Cottonwood Communities, Inc.
3257 S. Richmond St., Suite 106B
Millcreek, UT 84106
Attn: Gregg Christensen
With a copy to (which shall not constitute notice):
Robert H. Bergdolt
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, NC 27612

or to such other place and with such other copies as either Seller or Buyer may designate by written notice to the others in accordance with this Section 11.2.
11.3    Choice of Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware.

11.4    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of Delaware located in New Castle County, and (ii) the United States District Court for the District of Delaware for the purposes of any Action arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any Action in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in (A) state courts of the State of Delaware located in New Castle County or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
(b)    EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
11.5    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to assert any of its rights under this Agreement shall not constitute a waiver of those rights, and no delay on the part of any Party in exercising any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any rights under this Agreement shall preclude any other or further exercise thereof or of any other right.
11.6    Expenses. Seller and MPSI will be responsible for all of their respective legal fees, accountant’s fees, consultant’s fees, broker’s fees, investment banker’s fees, other advisory fees and other costs and expenses that they incur in connection with the negotiation, preparation, execution or performance of this Agreement. Buyer will be responsible for all of its legal fees, accountant’s fees, consultant’s fees, broker’s fees, investment banker’s fees, other advisory fees and other costs and expenses that Buyer and its Affiliates incur in connection with the negotiation, preparation, execution or performance of this Agreement.
11.7    Completion of Schedules. Schedules to a representation or warranty made in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered Sections and subsections contained in this Agreement. The listing (or inclusion of a copy) of a document or other item under one Schedule to a representation or warranty made in this Agreement will be deemed adequate to disclose an exception to a separate representation or warranty made in this Agreement only if such listing has sufficient detail on its face that it is reasonably clear (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such document or other item applies to such other representation or warranty made in this Agreement. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The inclusion of any information in such Schedules is not intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant, and will not (i) represent a determination that such item is material or establish a standard of materiality, (ii) represent a determination that such item did not arise in the Ordinary Course of Business, (iii) represent a determination that the transactions contemplated by this Agreement require the consent of any third party, or (iv) constitute, or be deemed to be, an admission to any third party concerning any such item. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for the purposes of this Agreement, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein, and may be included solely for informational purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material). No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Schedules, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
11.8    Severability. In the event that any one or more of the provisions set forth in this Agreement, any of the other Transaction Documents or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such Transaction Document or instrument. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
11.9    Third‑Party Beneficiaries. This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, (b) the Buyer Indemnified Parties and Seller Indemnified Parties (solely with respect to such Persons’ rights to indemnification pursuant to Article IX and the rights to enforce such rights to indemnification pursuant to this Article XI), and (c) the Non-Recourse Parties with respect to Section 11.13(a) and the Mandel Released Parties with respect to Section 11.13(b), and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.
11.10    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party will be entitled, subject to compliance with Section 11.4, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
11.11    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or by electronic delivery in .PDF format), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
11.12    Entire Agreement; Amendments. This Agreement, together with all Exhibits, Annexes and Schedules, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties.
11.13    No Recourse; Release.
(a)    Each of the Parties acknowledges and agrees that other than in connection with any Transaction Document, in each case, to which a Non-Recourse Party (as defined below) is a party, no Person who is not a Party, including any past, present or future director, officer, employee, member, shareholder or other securityholder (whether direct or indirect), Affiliate or representative of MPSI or Seller (collectively, the “Non-Recourse Parties”), will have or be subject to any liability resulting from any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability may be sought to be imposed, whether at law, in equity or otherwise; provided, however, that, for the avoidance of doubt, nothing in this Section 11.13(a) shall relieve any Person from its obligations under any Transaction Document. The terms and provisions of this Section 11.13(a) are intended to be enforceable by any of the Non-Recourse Parties, each of whom is an intended third-party beneficiary of this Section 11.13(a).

(b)    Effective as of the Closing, except for any rights or obligations under any Transaction Document, Buyer on behalf of itself and each Subsidiary of Buyer and each of its and their respective past, present or future general or limited partners, management companies, members, shareholders, equityholders, controlling Persons or Affiliates, and each of the foregoing’s respective directors, managers, officers, owners or employees (in their capacities as such), or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its respective Affiliates, and each of the foregoing’s respective past, present or future general or limited partners, management companies, members, shareholders, equityholders, controlling Persons or Affiliates, and each of the foregoing’s respective directors, managers, officers, owners or employees (in their capacities as such), or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Mandel Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Buyer Releasing Parties may have against each of the Mandel Released Parties, now or in the future, in each case in respect of any cause, matter or thing to the extent relating to the Mandel Released Parties’ relationship with and operation of MPSI or the Management Business, or any actions taken or failed to be taken by any of the Mandel Released Parties in relation to or arising from, the Mandel Released Parties’ operation of MPSI or the Management Business or their ownership of MPSI or the Membership Interests, in each case, occurring or arising prior to the Closing. The rights and claims waived and released by the Buyer Releasing Parties hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under applicable Law. From and after the Closing, no Buyer Releasing Party shall bring any action, suit or proceeding against any Mandel Released Party, whether at law or in equity, with respect to any of the rights or claims waived and released by the Buyer Releasing Parties hereunder. Notwithstanding anything to the contrary in this Agreement, this Section 11.13(b) shall not (i) apply to rights and obligations under agreements between or among a Buyer Releasing Party, on the one hand, and a Mandel Released Party, on the other hand, unrelated to MPSI or the Management Business, (ii) release or discharge any Mandel Released Party of its respective obligations or liabilities pursuant to this Agreement or any other Transaction Document or waive any rights or claims of any Buyer Releasing Party pursuant to this Agreement or any other Transaction Document, (iii) release or discharge any claims by or against any Mandel Released Party in such Mandel Released Party’s capacity as a past or present employee or service provider of MPSI under any employment, stock option, bonus or other employment or compensation agreements or plans maintained by MPSI prior to the Closing, (iv) affect any rights or remedies of any Buyer Indemnified Party under the R&W Insurance Policy or any applicable insurance policy, or any rights of any insurer under the R&W Insurance Policy, to pursue subrogation against Seller, MPSI, Mandel or any other Mandel Released Party in the case of Fraud by Seller, MPSI, Mandel or such Mandel Released Party, or (v) release or discharge any liability or obligation arising out of, or waive any claim for Fraud. This Section 11.13 shall survive the Closing.
[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

SELLER: MPSI Holdings, Inc. By: /s/ Barry R. Mandel Name: Barry R. Mandel Title: Chief Executive Officer
MPSI: Mandel Property Services, Inc. By: /s/ Barry R. Mandel Name: Barry R. Mandel Title: Chief Executive Officer
MANDEL (solely with respect to Article IV, Section 7.8 and Article IX):

/s/ Barry R. Mandel
Barry R. Mandel

BUYER:

Cottonwood Residential O.P., LP

By: Cottonwood Communities GP Subsidiary, LLC Its: General Partner

By: Cottonwood Communities, Inc. Its: Sole Member

By: /s/ Enzio Cassinis
Name: Enzio Cassinis
Title: President

4922-8210-6300v14

EXHIBIT A
DEFINED TERMS
“Accounting Firm” is defined in Section 3.2(c).
“Accounting Principles” means the accounting principles, policies, practices and methods customarily applied by MPSI in preparing its financial statements in prior years as set forth in detail on Exhibit B.
“Accounts Receivable” means all accounts and notes receivable, bills receivable, trade accounts, book debts and insurance claims of MPSI, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.
“Acquired Property Contracts” is defined in the Recitals.
“Action” means any action, suit or proceeding by or before any court or other Governmental Authority.
“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, prior to Closing, Seller and MPSI shall be deemed to be Affiliates of Seller and not Affiliates of Buyer.
“Agreement” is defined in the Preamble.
“Allocable Consideration” is defined in Section 7.12(f).
“Allocation Methodology” is defined in Section 7.12(f).
“Another Transaction” is defined in Section 7.10.
“Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by MPSI.
“Assignment Agreement” is defined in Section 8.2.
“Base Cash Consideration” is defined in Section 2.2.
“Books and Records” means all books and records pertaining to MPSI, the Management Business and the Assets of MPSI, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, supplier lists, personnel records relating to the employees of MPSI, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.
“Buyer” is defined in the Preamble.
“Buyer Indemnified Parties” is defined in Section 9.1.
“Buyer Material Adverse Effect” means any change, event, occurrence or development that is materially adverse to the ability of Buyer to perform its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby;
“Buyer Releasing Parties” is defined in Section 11.13(b).
“Buyer Terminating Breach” is defined in Section 10.1(c).
“Change of Control Costs” means any obligation in respect of any change of control payment or similar obligation that is due, or alleged to be due, to any Person in connection with the transactions contemplated by this Agreement, whether or not such obligation is evidenced in writing.
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders.
“Claim Notice” is defined in Section 9.4.
“Closing” is defined in Section 8.1.
“Closing Cash Consideration” is defined in Section 2.2.
“Closing Date” means the date that the Closing occurs pursuant to Section 8.1.
“Closing Net AR/AP Amount” means an amount equal to (a) the aggregate Eligible Receivables of MPSI as of the Closing, minus (b) the aggregate accounts payable of MPSI as of the Closing, in each case determined in accordance with the Accounting Principles applied on a basis consistent with MPSI’s historical practice.
“Closing Statement” has the meaning set forth in Section 3.2(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” is defined in Section 7.9.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.
“Contested Amount” is defined in Section 9.4(b).

“Contract” means any written contract, agreement, understanding, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding written arrangement, excluding any Plan.
“Conversion” is defined in the Recitals.
“Cost Sharing and Transition Services Agreement” is defined in Section 7.6.
“Creditors’ Rights” is defined in Section 4.1.
“D&O Indemnified Person” is defined in Section 7.16(a).
“D&O Tail Policy” is defined in Section 7.16(b).
“Damages” means all debts, liabilities, obligations, losses, damages, reasonable costs and expenses, interest (including prejudgment interest), penalties, fines, reasonable legal and accounting fees, disbursements and reasonable costs of investigations, deficiencies, levies, duties and imposts.
“Debt” means, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any property of such Person.
“Designated Employees” is defined in Section 7.5(a)(i).
“Development Property Contracts” is defined in Section 2.5.
“Disclosure Information” is defined in Section 6.7(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by MPSI concurrently with the execution and delivery of this Agreement.
“Dispute Period” is defined in Section 9.4(b).

“Eligible Receivable” means accounts receivable under the Accounting Principles that (i) are validly due and owing under written leases or Contracts in effect as of the Closing, (ii) are not disputed, subject to setoff, subject to a payment plan, owed by a former tenant, or subject to bankruptcy, eviction, collection or similar proceedings, and (iii) are not more than one hundred eighty (180) days past due as of the Closing Date.
“Environmental Laws” is defined in Section 5.25.
“Equity Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Statement” is defined in Section 3.1.
“Estimated Closing Net AR/AP Amount” is defined in Section 3.1.
“Final Allocation Schedule” is defined in Section 7.12(f)(iii).
“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, (c) a final disposition of a claim for refund, (d) a final determination by the Accounting Firm with respect to any matters properly in dispute pursuant to Section 3.2(c), or (e) any mutual written agreement between Buyer and Seller which they agree will have the same effect as an item in clauses (a), (b), (c) or (d) for purposes of this Agreement.
“Final Settlement Date” is defined in Section 3.2(b).
“Final Statement” is defined in Section 3.2(c).
“FLSA” means the federal Fair Labor Standards Act, as amended.
“Fraud” means intentional common law fraud under the Laws of the State of Delaware in the making of a specific representation or warranty expressly set forth (i) in Article IV, Article V or

Article VI of this Agreement, (ii) in the Schedules to this Agreement, and (iii) in any certificate delivered pursuant to this Agreement.
“Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 5.1(a)(ii), 5.2, 5.3, 5.4(a), 5.13(a), 6.1, 6.2(a)(ii), 6.3, 6.4 and 6.6.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Housing Programs” is defined in Section 5.27.
“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
“Hazardous Materials” is defined in Section 5.25.
“Incentive Payment” is defined in Section 2.5.
“Indemnified Party” is defined in Section 9.4.
“Indemnifying Party” is defined in Section 9.4.
“Inspections” is defined in Section 6.7(c).
“Intellectual Property” is defined in Section 5.11.
“Intended Tax Treatment” is defined in Section 2.4.
“Interim Period” means the period commencing on the date hereof and ending as of the effective time of the Closing.
“Knowledge” shall mean, (a) with respect to Seller, the actual conscious knowledge of Mandel, Jason Babcock and Angie Achenbach after reasonable inquiry of Steven Ruff, the President of MPSI, and (b) with respect to the Buyer, the actual conscious knowledge of Enzio Cassinis, Gregg Christensen and Adam Larson.
“Law” means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, authorization or other directional requirement of any Governmental Authority.
“Lease” or “Leases” is defined in Section 5.8(a).
“Lien” means any security interests, mortgages, deeds of trust, liens, pledges, charges, claims, easements, restrictions, options, rights of first refusal, conditional sale or title retention agreement (including any lease in the nature thereof) and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Management Business” is defined in the Recitals.
“Management Contracts” is defined in the Recitals.
“Mandel Employees” is defined in Section 7.5(a)(ii).
“Mandel Released Parties” is defined in Section 11.13(b).
“MPSI Material Adverse Effect” means any change, event, occurrence or development that is materially adverse to (a) the business, financial condition, liabilities or results of operations of MPSI, taken as a whole, or (b) the ability of Seller or MPSI to perform their obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby; provided, however, that the following will not be considered, either alone or in combination with any of the following, when determining whether a MPSI Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any failure of MPSI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change or effect underlying such failure may be taken into account in determining whether there has been a MPSI Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (B) through (J))); (B) any changes that generally affect the residential real estate industry in which MPSI operates; (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world; (E) the commencement, continuation, escalation or worsening of any war (whether or not declared), military actions or armed hostilities or the occurrence of any acts of cyberattack, data breach, civil unrest, civil disobedience, national emergency, terrorism or sabotage occurring; (F) any action taken (or not taken) by MPSI or Seller (x) that is expressly required to be taken (or not to be taken) by this Agreement or any other Transaction Document and for which Seller shall have requested in writing Buyer’s consent to permit non-compliance and Buyer shall not have granted such consent, or (y) at the written request, or with the written consent, of Buyer, which action taken (or not taken) is not expressly required under the terms of this Agreement or any other Transaction Document; (G) any hurricane, cyclone, tornado, earthquake, flood, tsunami, wildfire, natural or man-made disaster, force majeure event, act of God or other comparable event (including, in each case, any continuation or worsening of any of the foregoing); (H) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak; (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the transactions contemplated hereby or by any other Transaction Document (or the interpretation or enforcement of the foregoing); or (J) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the transactions contemplated hereby or by any other Transaction Document, including any impact thereof on relationships, contractual or otherwise, with business partners, service providers, customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, regulators, unions, works councils, contractors, officers, directors or employees of MPSI, including by reason of the identity of Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates with respect to the conduct of the Management Business or the performance of this Agreement or by any other Transaction Document; provided, however, that if any event, circumstance, change or effect described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on MPSI, relative to others in the residential real estate industry in the geographic regions in which MPSI operates, then the incremental disproportionate impact of such event, circumstance, change or effect shall be taken into account for the purpose of determining whether a MPSI Material Adverse Effect has occurred or would reasonably be expected to occur.
“Material Contract” is defined in Section 5.10(a).
“Membership Interests” is defined in the Recitals.
“MPSI” is defined in the Recitals and refers to the entity both before and after its conversion to a limited liability company.
“MPSI Annual Financial Statements” is defined in Section 5.14.
“MPSI Financial Statements” is defined in Section 5.14.
“MPSI Insurance Policies” is defined in Section 55.14.
“MPSI Interim Balance Sheet” is defined in Section 5.14.
“MPSI Interim Financial Statements” is defined in Section 5.14.
“MPSI Organizational Documents” means the Organizational Documents of MPSI, including (a) that certain Certificate of Formation of MPSI filed with the Secretary of State of the State of Wisconsin, and (b) that certain Limited Liability Agreement of MPSI, entered into by Seller, in each case as amended.
“Net Adjustment Amount” is defined in Section 3.2(a).
“Non-Recourse Parties” is defined in Section 11.13(a).
“Notice of Disagreement” is defined in Section 3.2(b).
“Objection Notice” is defined in Section 7.12(f)(i).
“OFAC” is defined in Section 5.29.
“Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.
“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business of such Person consistent with past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, stockholders’ agreement, voting agreement, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
“Other Pre-Closing Tax Returns” is defined in Section 7.12(a).
“Outside Date” is defined in Section 10.1(b)(ii).
“Party” and “Parties” are defined in the Preamble.
“Pass-Through Tax Return” is defined in Section 7.12(a).
“Permits” is defined in Section 5.9.
“Permitted Liens” means (a) Liens for current period Taxes which are not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (b) Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (c) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (d) Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded minor defects, irregularities in title, easements, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that do not materially impact the use of the real property as currently conducted; (d) solely with respect to Buyer’s assets or properties or assets acquired by Buyer or its Affiliates pursuant to any Transaction Document, Liens arising from Debt assumed or incurred by Buyer or its Affiliates in connection with the financing, assumption, refinancing or consummation of the transactions contemplated by any Transaction Document; (e) with respect to MPSI, Liens arising pursuant to any Contract of MPSI or, with respect to Buyer, Liens arising pursuant to any Contract of Buyer; (f) with respect to MPSI or Buyer, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2024 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole; (g) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws or to secure public or statutory obligations; (h) Liens of any utility company to construct or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, or upon any portion of real property; (i) Liens related to matters of recorded plats with respect to real property; and (j) Liens arising pursuant to non-exclusive licenses to Intellectual Property.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.
“Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, retention plan, agreement or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, policy, practice or understanding that is not described in clause (a) of this definition.
“Pre-Closing Reorganization” is defined in the Recitals.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
“Pre-Closing Tax Return” is defined in Section 7.12(a).
“Principals” is defined in Section 7.8(a).
“Privacy Laws” is defined in Section 5.26.
“Proposed Allocation” is defined in Section 7.12(f).
“Purchase Price” is defined in Section 2.2.
“R&W Insurance Policy” shall mean the representation and warranty insurance policy procured by Buyer in connection with the transactions contemplated by this Agreement that is conditionally bound as of the Closing Date.
“R&W Policy Retention” means the retention amount, deductible, self-insured amount or similar amount applicable under the R&W Insurance Policy as finally issued or conditionally bound as of the Closing Date; provided that the R&W Policy Retention shall not exceed $11,614 without Seller’s prior written consent.
“Response Notice” is defined in Section 9.4(b).
“Review Period” is defined in Section 3.2(c).

“Seller” is defined in the Preamble.
“Seller Indemnified Parties” is defined in Section 9.2.
“Seller Terminating Breach” is defined in Section 10.1(d).
“Spousal Consent” is defined in Section 8.2.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
“Straddle Tax Return” is defined in Section 7.12(b).
“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity, a majority of the Equity Interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Equity Interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner, or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.
“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Proceeding” is defined in Section 7.13.
“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information returns or other filing relating to Taxes, including any schedules or attachments thereto and any amendment thereof.
“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any manager, director,

stockholder, officer, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.
“Third-Party Managed Contracts” is defined in the Recitals.
“Transaction Documents” means this Agreement, the Assignment Agreement, the Cost Sharing and Transition Services Agreement, the PropCo Acquisition Agreements, and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.
“Transaction Expenses” means all fees, costs and expenses payable by or on behalf of MPSI in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including (i) fees and expenses of any investment banker, broker or financial advisor, (ii) fees and expenses of legal counsel, accountants and other professional advisors, and (iii) any change of control, transaction, retention, success or similar bonus or payment that becomes payable to any manager, director, officer, employee or other service provider of MPSI solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, in each case of clauses (i) – (iii), to the extent unpaid as of immediately prior to the Closing.
“Transfer Taxes” means all sales (including bulk sales), use, transfer (including real property transfers and controlling interest transfers), filing, recording, ad valorem, privilege, documentary, registration, conveyance, license, stamp, duties or similar taxes or fees incurred in connection with the transactions contemplated hereunder, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, but for clarity shall not include any income, capital gains or similar taxes (or withholding taxes with respect to such income, capital gains or similar taxes).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Unallocated Employees” is defined in Section 7.5(a)(iii).

EXHIBIT B
ACCOUNTING PRINCIPLES
For purposes of preparing the Estimated Closing Statement, the Closing Statement, and the Final Statement, and calculating the Estimated Closing Net AR/AP Amount, the Closing Net AR/AP Amount and the Net Adjustment Amount, the Accounting Principles shall mean the following principles, policies, practices, methodologies, classifications, judgments, and estimation techniques, applied in the following order of priority:
1.    first, the specific accounting principles, policies, procedures, classifications, definitions, inclusions, exclusions, and methodologies set forth in this Exhibit B;
2.    second, to the extent not addressed in clause 1, the accrual method of accounting historically used by the Company in preparing its internal financial statements, applied consistently with the Company’s past practice during the 12-month period ending on the Closing Date; and
3.    third, to the extent not addressed in clauses 1 or 2, the accounting policies, procedures, classifications, judgments, and estimation methodologies historically used by the Company in the preparation of the Financial Statements.

For the avoidance of doubt, the Accounting Principles are intended solely for purposes of calculating the Estimated Closing Net AR/AP Amount, the Closing Net AR/AP Amount and the Net Adjustment Amount. The Accounting Principles may differ from generally accepted accounting principles in the United States of America, and no calculation of the Estimated Closing Net AR/AP Amount, the Closing Net AR/AP Amount or the Net Adjustment Amount shall be required to comply with GAAP unless expressly provided in this Exhibit B.
Accrual Method
The Estimated Closing Net AR/AP Amount, the Closing Net AR/AP Amount and the Net Adjustment Amount shall be calculated using the accrual method of accounting historically applied by the Company and consistent with the Company’s tax-basis of accounting. Under such method, revenues are recognized as services are earned and expenses are recognized as they are incurred, subject only to the specific modifications set forth in this Exhibit B and consistent with the Company’s past practice.
Without limiting the foregoing:
    accounts receivable shall be included only to the extent such amounts represent Eligible Receivables;
    prepaid expenses shall be included only to the extent paid prior to the Closing Date, related to periods after the Closing Date, and expected to provide a reasonably identifiable economic benefit to the Company after the Closing;
    accounts payable and accrued expenses shall be included only to the extent such amounts relate to goods received, property management and other services performed, payroll and related benefits earned, payroll deposits, or other obligations arising prior to the Closing Date;

    no asset or liability shall be included or excluded solely as a result of purchase accounting adjustments, changes in ownership, or the transactions contemplated by this Agreement.

Excluded Items
The Estimated Closing Net AR/AP Amount, the Closing Net AR/AP Amount and the Net Adjustment Amount shall exclude the following items:
    Transaction Expenses;
    intercompany payables, receivables, or obligations that are eliminated at or prior to Closing;
    purchase accounting adjustments or other adjustments arising from the consummation of the transactions contemplated by this Agreement; and
    any item that would result in double counting of a receivable or payable.

Consistency and Cut-Off
The calculation of the Estimated Closing Net AR/AP Amount, the Closing Net AR/AP Amount and the Net Adjustment Amount shall be made as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date and shall give effect to the same cut-off procedures historically used by the Company under its accrual method of accounting.
The Estimated Closing Net AR/AP Amount, the Closing Net AR/AP Amount and the Net Adjustment Amount shall be calculated without regard to events occurring after the Closing, except to the extent such events provide evidence of facts or circumstances existing as of the Closing Date. No reserve, accrual, or liability shall be established, increased, reduced, or eliminated based on changes in Buyer’s accounting policies, classifications, estimates, judgments, or procedures after the Closing.

EXHIBIT C
PURCHASE PRICE ALLOCATION
The Allocable Consideration shall be allocated among the assets of the Seller in accordance with their respective fair market values determined as follows:

Asset Categories	Asset Class	Fair Market Value
Cash and Cash Equivalents and other Class I assets	I	Closing Statement Value
CDs, Stock, Securities and other Class II assets	II	Closing Statement Value
Accounts Receivable and Notes Receivable and other Class III assets	III	Closing Statement Value
Inventory and other Class IV assets	IV	Closing Statement Value
Furniture, Fixtures, Equipment and other Class V assets	V	Book Value
Patents, Trademarks and Other Intangible Property and other Class VI assets	VI	N/A
Goodwill, Going Concern	VII	Balance

“Closing Statement Value” means the value of such assets as determined in accordance with the Final Statement.
“Book Value” means the value of assets based on the adjusted tax basis of for Wisconsin income tax purposes, as reported on the internal books and records of the Company, on a basis consistently applied, immediately prior to the Closing (without giving effect to the Closing).

The Disclosure Schedules to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.